Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ASSURAMED, INC.,

CARDINAL HEALTH, INC.,

MESA MERGER CORP.

and

CLAYTON, DUBILIER & RICE, LLC, as Representative

Dated as of February 13, 2013

(continued)

(continued)

(continued)

(continued)

		Page
9.5	Limitations on Indemnification Obligations	83
9.6	Indemnification Payments and Indemnification Escrow	85
9.7	Exclusive Remedy	86
9.8	Tax Treatment of Indemnity Payments	87
ARTICLE X	MISCELLANEOUS	87
10.1	Amendment	87
10.2	Notices	87
10.3	Waivers	89
10.4	Counterparts	88
10.5	Interpretation	89
10.6	APPLICABLE LAW	90
10.7	Binding Agreement	90
10.8	Assignment	90
10.9	Third Party Beneficiaries	90
10.10	Further Assurances	90
10.11	Entire Understanding	90
10.12	JURISDICTION OF DISPUTES	91
10.13	WAIVER OF JURY TRIAL	92
10.14	Seller Disclosure Letter	92
10.15	Severability	93
10.16	Construction	93
10.17	Provision Respecting Representation of Company	93
10.18	Representative	94

(continued)

Page
10.19	Release	96

EXHIBITS

Exhibit A        -           Illustrative Calculation of Cash

Exhibit B        -           Illustrative Calculation of Working Capital

Exhibit C        -           Form of Purchase Price Adjustment Escrow Agreement

Exhibit D        -           Form of Letter of Transmittal

Exhibit E        -            Applicable Accounting Principles

Exhibit F        -            Form of Indemnification Escrow Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of February 13, 2013, by and among AssuraMed, Inc., a Delaware corporation (“Company”), Cardinal Health, Inc., an Ohio corporation (“Parent”), Mesa Merger Corp., a Delaware corporation (“Merger Sub”), and Clayton, Dubilier & Rice, LLC, a Delaware limited liability company, solely in its capacity as the representative for the Common Stockholders, Optionholders and RSU Holders as further provided herein (the “Representative”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent (on its own behalf and as the sole stockholder of Merger Sub) and Merger Sub have approved the acquisition of the Company by Parent, by means of a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby and (iii) is recommending the adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Company expects that within twenty-four (24) hours of the execution of this Agreement, stockholders of the Company who hold at least ninety percent (90%) of the outstanding Common Stock (the “Consenting Stockholders”) will adopt and approve this Agreement by execution of a written consent (the “Stockholder Consent”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1              Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Merger Consideration” shall have the meaning set forth in Section 2.11(h).

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person; provided that ISG shall not be an “Affiliate” of the Company or the Subsidiaries unless otherwise expressly stated in this Agreement.

“Affiliate Agreements” shall have the meaning set forth in Section 3.18.

“After-Tax Basis” shall mean that, in determining the amount of the payment necessary to indemnify any Indemnified Party against, or reimburse any Indemnified Party for, Losses, the amount of such Losses shall be determined net of any Tax benefit actually realized, or reasonably expected to be actually realized, in cash (including an actual reduction of cash taxes payable) in the year in which such Losses are sustained, or the following year, as the result of, and which would not have arisen but for, sustaining or paying such Losses.  Any such Tax benefit, to the extent so actually realized or reasonably expected to be actually realized, as the result of sustaining or paying such Losses, shall be calculated using an assumed combined Federal, state and local income tax rate of 37.5%.

“Agreed Claims” shall have the meaning set forth in Section 9.6(a).

“Agreement” shall mean this Agreement, including the Seller Disclosure Letter and the exhibits hereto, as it and they may be amended from time to time.

“Applicable Accounting Principles” shall have the meaning set forth in Section 2.11(a).

“Assets” shall have the meaning set forth in Section 3.5.

“ASV Product” shall have the meaning set forth in Section 3.22.

“Balance Sheet Date” shall mean September 30, 2012.

“Benefit Plans” shall have the meaning set forth in Section 3.9(a).

“Burdensome Effect” shall have the meaning set forth in Section 5.4(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Cash” shall mean, as of any time and without duplication, the following: (a) all cash, (b) bank deposits and other cash in bank, lock box and other similar accounts that may be fully withdrawn on demand, (c) money market funds and U.S. Treasury securities with original maturities not exceeding three months, (d) credit card receivables in-transit (but only to the extent an approval for any such credit card charge has been received and the respective accounts receivable balance has been decreased by such amount) and (e) cash resulting from the clearance of checks deposited prior to 11:59 PM, Eastern Standard Time, on the last day immediately preceding the Closing Date that have not cleared before such time; provided, however, that such clearance actually occurs within ten (10) Business Days of such deposit, in each of cases (a) through (e), of the Company and the Subsidiaries (including ISG) determined in accordance with GAAP as of such time; provided that (i) Cash shall not include any of the foregoing held by the Company or any of its Subsidiaries for the account of third Persons and (ii) Cash shall be net of issued (i.e., checks mailed or, if payment is made electronically, the effective date of such payment has occurred) but uncleared checks and drafts as of such time.  An illustrative calculation as of December 31, 2012 of Cash is shown on Exhibit A.

“CD&R Consulting Agreement” shall mean that Consulting Agreement, dated as of October 1, 2010, by and among the Company, AssuraMed Holding, Inc. (f/k/a HGI Holding, Inc.) and Clayton, Dubilier & Rice, LLC, as it may be amended from time to time.

“CD&R Pay-off Letter” shall have the meaning set forth in Section 2.10(b)(v).

“Certificate” shall mean a stock certificate which, immediately prior to the Effective Time, represents shares of Common Stock.

“Certificate of Incorporation” shall mean the certificate of incorporation of the Company, as amended from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Claims” shall have the meaning set forth in Section 10.19.

“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Cash” shall mean the aggregate amount of Cash as of 11:59 PM, Eastern Standard Time, on the last day immediately preceding the Closing Date.

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing Date Payments” shall have the meaning set forth in Section 2.10(b).

“Closing Funded Debt” shall mean the aggregate amount of Funded Debt as of immediately prior to the Effective Time.

“Closing Statement” shall have the meaning set forth in Section 2.11(b).

“Closing Working Capital” shall mean the aggregate amount of Working Capital as of 11:59 PM, Eastern Standard Time, on the last day immediately preceding the Closing Date.

“Closing Working Capital Adjustment” shall have the meaning set forth in Section 2.11(g)(ii).

“CMS” shall mean the Centers for Medicare and Medicaid Services.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” shall have the meaning set forth in Section 3.1(b).

“Common Stockholder” shall mean a holder of Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Company Real Property” shall have the meaning set forth in Section 3.16(b).

“Company Representatives” shall have the meaning set forth in Section 5.17(a).

“Company Securities” shall have the meaning set forth in Section 3.1(b).

“Competing Transaction” shall have the meaning set forth in Section 5.3.

“Competition Laws” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Conclusive Date” shall have the meaning set forth in Section 2.11(i)(i).

“Conclusive Merger Consideration” shall have the meaning set forth in Section 2.11(g).

“Confidentiality Agreement” shall mean that certain letter agreement, executed as of December 4, 2012, between the Company and Parent relating to the transactions contemplated hereby.

“Consenting Stockholders” shall have the meaning set forth in the Recitals.

“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water, groundwater, air or other environmental media to an extent that any Response Action is legally required by any

Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Continuing Employees” shall have the meaning set forth in Section 5.8(a).

“Debt Financing” shall have the meaning set forth in Section 5.17(a).

“Deductible” shall have the meaning set forth in Section 9.5(e).

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

“Dispute Notice” shall have the meaning set forth in Section 2.11(c).

“Disputed Item” shall have the meaning set forth in Section 2.11(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.8.

“D&O Insurance” shall have the meaning set forth in Section 5.10(b).

“DOJ” shall have the meaning set forth in Section 5.4(c).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Eligible Insurance Proceeds” shall have the meaning set forth in Section 9.5(g).

“Employee Stock Subscription Agreement” shall mean an agreement between the Company and an employee or director of the Company or any of the Subsidiaries governing the purchase of Common Stock under the Stock Incentive Plan.

“Employees” shall have the meaning set forth in Section 5.2(c).

“Environmental Law” shall mean any Law or Permit pertaining to the protection of the environment.

“Environmental Permits” shall have the meaning set forth in Section 3.13(b).

“Environmental Reports” shall have the meaning set forth in Section 3.13(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code; provided, that ISG shall not be an “ERISA

Affiliate” of the Company and the Subsidiaries unless otherwise expressly stated in this Agreement.

“Escrow Agent” shall mean the financial institution jointly designated by the Representative and Parent.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.11(a).

“Estimated Closing Funded Debt” shall have the meaning set forth in Section 2.11(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.11(a).

“Estimated Closing Working Capital Adjustment” shall have the meaning set forth in Section 2.10(a)(iii).

“Estimated Merger Consideration” shall have the meaning set forth in Section 2.10(a).

“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.11(a).

“Excess Amount” shall have the meaning set forth in Section 2.11(h).

“FDA” shall mean the United States Food and Drug Administration.

“FDA Law and Regulation” shall mean the Federal Food, Drug, and Cosmetic Act (the FD&C Act), 21 U.S.C. §§ 301 et seq., and all applicable regulations promulgated by the FDA, including but not limited to the recordkeeping provisions of the FDA’s Medical Device Reporting requirements as set forth in 21 C.F.R. Part 803, as applicable.

“Final Adjustment Amount” shall have the meaning set forth in Section 2.11(h).

“Final Closing Cash” shall have the meaning set forth in Section 2.11(g).

“Final Closing Working Capital” shall have the meaning set forth in Section 2.11(g).

“Final Unpaid Closing Funded Debt” shall have the meaning set forth in Section 2.11(g).

“Final Unpaid Seller Transaction Expenses” shall have the meaning set forth in Section 2.11(g).

“Financial Advisor Pay-off Letter” shall have the meaning set forth in Section 2.10(b)(v).

“Financial Statements” shall mean the following:

(a)        the audited consolidated financial statements of the Company and the Subsidiaries as of December 31, 2011 and 2010 (including all notes thereto), as included in Section 1.1(a) of the Seller Disclosure Letter, consisting of the consolidated balance sheet at such date and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended (with respect to the December 31, 2011 consolidated financial statements) and for the three months then ended (with respect to the December 31, 2010 consolidated financial statements), which are in each case accompanied by the opinion of PricewaterhouseCoopers LLP; and

(b)        the unaudited consolidated financial statements of the Company and the Subsidiaries as of December 31, 2012, as included in Section 1.1(a) of the Seller Disclosure Letter, consisting of the consolidated balance sheet at such date and the related consolidated statements of operations and cash flows for the twelve-month period then ended (the “Interim Financial Statements”).

“Financing Sources” shall mean the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates involved in the Debt Financing, and their respective Affiliates’ officers, directors, employees, agents and representatives involved in the Debt Financing and their respective successors and assigns.

“FTC” shall have the meaning set forth in Section 5.4(c).

“Fully-Diluted Outstanding Stock” shall mean, as of any date, the total number of shares of Common Stock outstanding as of such date, determined on a fully-diluted, as-if-exercised basis and assuming the exercise and settlement of all Options and RSUs, whether or not exercised, exercisable, settled, eligible for settlement or vested.

“Fully-Diluted Stockholder” shall mean each holder of the Fully-Diluted Outstanding Stock (including the Options and RSUs), all of whom, as of the date hereof, are set forth in Section 1.1(b) of the Seller Disclosure Letter.

“Fully-Diluted Stockholder Proceeds” shall have the meaning set forth in Section 2.10(c).

“Fundamental Representations” shall have the meaning set forth in Section 6.1.

 “Funded Debt” shall mean, as of any time and without duplication, (i) all obligations as of such time of the Company and the Subsidiaries (including ISG) for borrowed money, including all accrued and unpaid interest, (ii) all other obligations as of such time of the Company and the Subsidiaries (including ISG) evidenced by bonds (other than the surety bonds set forth in Section 3.7(a)(xv) of the Seller Disclosure Letter), debentures, notes or similar instruments, including all accrued and unpaid interest and any prepayment fees or penalties, (iii) all obligations as of such time of the Company and the Subsidiaries (including ISG) under conditional sale or other title retention agreements relating to any property purchased, (iv) all obligations as of such time of the Company and the Subsidiaries (including ISG) to pay the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding any payment obligation pursuant to the ISG Acquisition Agreement and any such obligation for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice and included as a current liability in the calculation of Working Capital as of such time), (v) all obligations as of such time of the Company and the Subsidiaries (including ISG) under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vi) all underfunded or unfunded long-term Liabilities as of such time of the Company and the Subsidiaries (including ISG) with respect to any compensation plan and the long-term amount of any shortfall in payments to unions for pension plan and medical plan contributions and (vii) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Funded Debt referred to in clauses (i) through (vi) above were prepaid (or, in the case of any swap, option, derivative, hedging or similar arrangement, unwound and fully settled).  Any amount in Working Capital shall not also be included in Funded Debt.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“GS Consulting Agreement” shall mean that Consulting Agreement, dated as of October 1, 2010, by and among the Company, AssuraMed Holding, Inc. (f/k/a HGI Holding, Inc.) and Goldman, Sachs & Co, as it may be amended from time to time.

“GS Pay-off Letter” has the meaning set forth in Section 2.10(b)(v).

“Hazardous Substance” shall mean any substance, material or waste that is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or any petroleum-based products or constituents, radon gas, microbiological contamination or related materials or any other substance, material, pollutant, contaminant or waste, that is defined, classified, listed or regulated under, or require a Response Action pursuant to, any Environmental Law.

“Health Care Provider” shall mean any Person involved in the provision of health care services and or items to patients, which Person is in a position to purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe any products sold by the Company or any of the Subsidiaries.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as each is amended from time to time.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds (other than the surety bonds set forth in Section 3.7(a)(xv) of the Seller Disclosure Letter), debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (iv) all obligations of such Person to pay the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding any payment obligation pursuant to the ISG Acquisition Agreement and any obligations for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (v) all underfunded or unfunded long-term Liabilities as of such time of such Person with respect to any compensation plan and the long-term amount of any shortfall in payments to unions for pension plan and medical plan contributions, (vi) all lease obligations of such Person required under GAAP to be capitalized on the books and records of such Person, but only to the extent that such lease either is not set forth in Section 3.16(a) of the Seller Disclosure Letter or is entered into after the date hereof, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (ix) all letters of credit or performance bonds (other than the surety bonds set forth in Section 3.7(a)(xv) of the Seller Disclosure Letter) issued for the account of such Person (x) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a subsidiary of such Person and (xi) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Indebtedness referred to in clauses (i) through (x) above were prepaid (or, in the case of any swap, option, derivative, hedging or similar arrangement, unwound and fully settled).

“Indemnification Dispute Notice” shall have the meaning set forth in Section 9.4(b).

“Indemnification Escrow Account” shall have the meaning set forth in Section 2.10(b)(ii).

“Indemnification Escrow Agreement” shall mean the Indemnification Escrow Agreement, dated as of the Closing Date, among the Representative, on behalf of the Fully-Diluted Stockholders, the Escrow Agent, and Parent, substantially in the form of Exhibit F hereto or as otherwise agreed to by the parties thereto, as such agreement may be amended from time to time.

“Indemnification Escrow Amount” shall have the meaning set forth in Section 2.10(b)(ii).

“Indemnification Escrow Remainder” shall have the meaning set forth in Section 9.6(b).

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Independent Accountant” shall mean a partner in the New York office of KPMG or another nationally recognized independent registered public accounting firm appointed by mutual agreement of Parent and the Representative.

“Information Privacy and Security Laws” shall mean all Laws concerning the privacy and/or security of Personal Information, including, where applicable, the Health Insurance Portability and Accountability Act, the Health Information Technology for Economic and Clinical Health Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws and state consumer protection laws.

“Intellectual Property” shall have the meaning set forth in Section 3.6(a).

“Internal IT Systems” shall mean the hardware, Software, network and telecommunications equipment and Internet-related information technology infrastructure owned or leased by the Company or any of the Subsidiaries and used in their businesses.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISG” shall mean (i) with respect to any time prior to January 22, 2013, Invacare Supply Group, Inc., and (ii) with respect to any time from and after January 22, 2013, the portion of RGH Enterprises, Inc. that is the ISG Business.

“ISG Acquisition” shall mean the acquisition of ISG pursuant to the ISG Acquisition Agreement, and the other transactions contemplated thereby.

“ISG Acquisition Agreement” shall mean the Share Purchase Agreement among the Company, Invacare Corporation and ISG, dated as of December 21, 2012, as it has been amended from time to time prior to the date hereof.

“ISG Business” shall mean the business, assets and liabilities of ISG.

“Knowledge of Parent” shall mean the knowledge, after reasonable inquiry, of George Barrett, Jeffery Henderson, Mark Blake, Donald Casey, Joshua Gaines and Steve Falk.

“Knowledge of the Company” shall mean the knowledge, after reasonable inquiry, of Michael B. Petras, Jr., Kurt R. Packer, Christopher Lindroth, Steven Eisenberg, Cindy Sackett, Kevin Gerht, Chris Bayham and Mark Wells.

“Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and the Subsidiaries, dated as of December 31, 2012, as set forth in the Seller Disclosure Letter.

“Laws” shall have the meaning set forth in Section 3.12(a).

“Leased Real Property” shall have the meaning set forth in Section 3.16(a).

“Leases” shall have the meaning set forth in Section 3.16(a).

“Letter of Transmittal” shall have the meaning set forth in Section 2.10(d)(i).

“Liabilities” shall have the meaning set forth in Section 3.4(b).

“License” shall have the meaning set forth in Section 3.6(b).

“Liens” shall mean liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other similar adverse claims of any kind with respect to a property or asset.

“Litigation” shall have the meaning set forth in Section 3.10(f).

“Losses” shall mean any and all claims of any kind, damages, judgments, awards, Liabilities, Taxes, losses, obligations, fines, fees, interest, penalties, and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Material Adverse Effect” shall mean any change, event, fact, effect or occurrence that has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, properties, assets or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect could or would occur, any change, event, fact, effect or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the Company and the Subsidiaries operate; (ii) the taking of any action required by this Agreement; (iii) other than for purposes of the representations and warranties made in Section 3.3 to the extent related to the condition specified in Section 6.1, the announcement of this Agreement or pendency of the Merger, including any Litigation arising from the Merger; (iv) the taking of any action expressly with the written approval of Parent; (v) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes or proposed changes to the competitive bidding programs of CMS and (viii) any changes or proposed changes after the date hereof in applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof or any changes or proposed changes after the date hereof in the interpretation or enforcement of any of the foregoing; provided, further, that changes, events, facts, effects or occurrences set forth in clauses (i), (v), (vi) or (viii) may be taken into account in determining whether there has been, could or would be a Material Adverse Effect to the extent such changes, events, facts, effects or occurrences have a materially disproportionate adverse effect on the Company and the Subsidiaries, taken as whole, in relation to other Persons in the principal industries of the Company and the Subsidiaries.

“Material Contracts” shall have the meaning set forth in Section 3.7(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall mean have the meaning set forth in Section 2.11(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall mean a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Notice of Insurance” shall have the meaning set forth in Section 9.5(g).

“Option Proceeds” shall mean the aggregate exercise price payable to the Company upon exercise of all Options that are outstanding immediately prior to the Effective Time.

“Optionholder” shall mean a holder of Options.

“Options” shall mean the outstanding options to purchase shares of Common Stock under the Stock Incentive Plan.

“Order” shall mean any award, judgment, injunction, determination, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority or private arbitrator of competent jurisdiction.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.6(a).

“Owned Real Property” shall have the meaning set forth in Section 3.16(b).

“Ownership Percentage” shall mean, in respect of the Fully-Diluted Stockholders’ individual ownership of Common Stock, Options and RSUs, the percentages set forth opposite each Fully-Diluted Stockholder’s name in Section 1.1(b) of the Seller Disclosure Letter.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Parent Releasor” shall have the meaning set forth in Section 10.19.

“Pay-off Letters” shall have the meaning set forth in Section 2.10(b)(v).

“Per Option Merger Consideration” shall mean (a) with respect to each Option with an exercise price less than the Per Share Common Stock Merger Consideration, an amount equal to (i) the Per Share Common Stock Merger Consideration, minus (ii) the exercise price of such Option, and (b) with respect to every other Option, an amount equal to zero.

“Per RSU Dividend Equivalent Payment” shall mean $32.36.

“Per Share Common Stock Merger Consideration” shall mean, with respect to each share of Common Stock, the per share cash amount determined by dividing (a) the sum of: (i) the Fully-Diluted Stockholder Proceeds and (ii) the Option Proceeds, by (b) the Fully-Diluted Outstanding Stock immediately prior to the Effective Time.

“Permits” shall have the meaning set forth in Section 3.12(b).

“Permitted Liens” shall mean (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the Interim Financial Statements in accordance with GAAP consistently applied; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) calendar days or which are being contested in good faith by appropriate proceedings and, to the extent required under GAAP, for which adequate reserves are maintained on the Interim Financial Statements; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters set forth in the title insurance policies for Owned Real Property provided to Parent, none of which materially detracts from the value of, or materially and adversely interfere with the present use of, such real property; (f) all applicable zoning, entitlement, conservation restrictions and other land use regulations; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls, in each case to the extent utilized in connection with any required Response Action, or other state, local or municipal Permit applicable to the Company or the Subsidiaries or any of their respective properties; (h) Liens securing the obligations of the Company or the Subsidiaries under or in respect of Indebtedness under the Senior Credit Agreements; (i) Liens listed in Section 1.1(c) of the Seller Disclosure Letter; and (j) Liens which shall be removed prior to or at the Closing.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental

Authority or any other organization or entity of any kind (other than the Company or the Subsidiaries).

“Personal Information” shall mean (a) any information which can be reasonably used to identify an individual, including individual demographic information; (b) social security number or (c) any individual information that is covered by the Payment Card Industry Data Security Standard or HIPAA.

“Post-Closing Payments” shall mean the amounts, if any, paid per share of Common Stock, Option or RSU pursuant to Section 2.11(i), Section 9.6(b), Section 9.6(c) and Section 10.18(c).

“Potential Contributors” shall have the meaning set forth in Section 9.5(i).

“Pre-Closing Statement” shall have the meaning set forth in Section 2.11(a).

“Principal Stockholders” shall mean, collectively, Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R Advisor HGI Co-Investor, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI GmbH & Co. KG.

“Programs” shall have the meaning set forth in Section 3.12(f).

“Purchase Price Adjustment Escrow Account” shall have the meaning set forth in Section 2.10(b)(iv).

“Purchase Price Adjustment Escrow Agreement” shall mean the Purchase Price Adjustment Escrow Agreement, dated as of the Closing Date, among the Representative, on behalf of the Fully-Diluted Stockholders, the Escrow Agent, and Parent, substantially in the form of Exhibit C hereto or as otherwise agreed to by the parties thereto, as such agreement may be amended from time to time.

“Purchase Price Adjustment Escrow Amount” shall have the meaning set forth in Section 2.10(b)(iv).

“Qualifying Loss” shall have the meaning set forth in Section 9.5(b).

“Registered Intellectual Property” shall mean all Owned Intellectual Property that is registered or subject to an application for registration.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of October 1, 2010, by and among the Company, the Principal Stockholders and the other parties thereto, as it has been amended from time to time prior to the date hereof.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representative” shall have the meaning set forth in the Preamble.

“Representative Escrow Account” shall have the meaning set forth in Section 2.10(b)(iii).

“Representative Escrow Agreement” shall mean the Representative Escrow Agreement, dated as of the Closing Date, between the Representative, on behalf of the Fully-Diluted Stockholders, and the Escrow Agent, as such agreement may be amended from time to time.

“Representative Escrow Amount” shall have the meaning set forth in Section 2.10(b)(iii).

“Resolution Period” shall have the meaning set forth in Section 2.11(d).

“Response Action” shall mean any action taken to investigate, abate, monitor, remediate, remove, mitigate or otherwise address any violation of Environmental Law, any Contamination of any property owned, leased or occupied by the Company or the Subsidiaries or any Release or threatened Release of Hazardous Substances.  Without limitation, Response Action shall include any action that would be a “response” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“RSUs” shall mean the outstanding restricted stock units granted under the Stock Incentive Plan.

“RSU Dividend Equivalent Amount” shall mean the product of (a) the Per RSU Dividend Equivalent Payment multiplied by (b) the number of RSUs that were granted prior to December 19, 2012.

“RSU Holder” shall mean a holder of RSUs.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Risk Assessment” shall have the meaning set forth in Section 3.20(c).

“Seller Disclosure Letter” shall mean the Seller Disclosure Letter delivered by the Company to Parent and Merger Sub on the date of this Agreement.

“Seller Group” shall have the meaning set forth in Section 10.17.

“Seller Indemnified Party” shall have the meaning set forth in Section 9.3.

“Seller Releasee” shall have the meaning set forth in Section 10.19.

“Seller Transaction Expenses” shall mean all fees, costs and expenses incurred or payable by or on behalf of the Company or any of its Subsidiaries (including ISG) in connection with or arising out of this Agreement or the planning, structuring, negotiation or consummation of the transactions contemplated hereby, including (a) those of all attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company or any Subsidiary (including ISG) in connection with this Agreement and the transactions contemplated hereby and (b) 50% of the uncapped employer portion of any employment Taxes imposed at a rate of 1.45% on the payment of any amounts taken into account under the definition of “Transaction Tax Benefit” (as defined in Exhibit E); provided, that Seller Transaction Expenses shall not include any fees, costs or expenses incurred by the Company after the Effective Time in relation to or arising out of any interpretation, dispute or Litigation relating to this Agreement or the transactions contemplated hereby (it being agreed that any fees, costs or expenses incurred after the Effective Time by the Representative, including when acting on behalf of the Company or the Fully-Diluted Stockholders, shall be the responsibility of the Representative and shall not be the responsibility of the Company, Parent or any of their respective Subsidiaries (including ISG)).

“Senior Credit Agreements” shall mean (i) the Credit Agreement, dated as of October 24, 2012, among AssuraMed Holding, Inc., as Borrower, The Lenders From Time to Time Parties Thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, Suntrust Bank, as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Suntrust Robinson Humphrey, Inc. as Joint Lead Arrangers, Morgan Stanley Senior Funding, Inc., Suntrust Robinson Humphrey, Inc., Fifth Third Bank, Jefferies Finance LLC, JPMorgan Securities LLC, Goldman Sachs Lending Partners LLC, GE Capital Markets Inc., and ING Capital LLC as Joint Bookrunners, and (ii) the Second Lien Credit Agreement, dated as of October 24, 2012, among AssuraMed Holding, Inc., as Borrower, The Lenders From Time to Time Parties Thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, Suntrust Bank, as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Suntrust Robinson Humphrey, Inc. as Joint Lead Arrangers, Morgan Stanley Senior Funding, Inc., Suntrust Robinson Humphrey, Inc., Fifth Third Bank, Jefferies Finance LLC, JPMorgan Securities LLC, Goldman Sachs Lending Partners LLC, GE Capital Markets Inc., and ING Capital LLC as Joint Bookrunners.

“Senior Lenders” shall mean the lending institutions party to the Senior Credit Agreements.

“Senior Lenders Pay-off Letters” shall have the meaning set forth in Section 2.10(b)(i).

“Significant Customers” shall have the meaning set forth in Section 3.19(a).

“Significant Suppliers” shall have the meaning set forth in Section 3.19(b).

“Software” shall mean all computer software, including, but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Stock Incentive Plan” shall mean the HGI Global Holdings, Inc. Stock Incentive Plan, as amended from time to time.

“Stockholder Consent” shall have the meaning set forth in the Recitals.

“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of October 1, 2010, by and among the Company, the Principal Stockholders and the other parties thereto, as it has been amended from time to time prior to the date hereof.

“Subsidiaries” shall mean each of the Company’s direct and indirect subsidiaries; provided, that ISG and ISG’s direct and indirect subsidiaries shall not be “Subsidiaries” unless otherwise expressly stated in this Agreement.

“Subsidiary Securities” shall have the meaning set forth in Section 3.1(c).

“Survival Termination Date” shall have the meaning set forth in Section 9.1.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Takeover Law” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Target Closing Working Capital” shall mean $130,000,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean all U.S. federal, state, local or foreign taxes or imposts including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Section 59A of the Code), alternative or add-on, value added, registration, escheat or unclaimed property, occupancy, capital stock, unincorporated business, unemployment, disability, workers compensation, accumulated earnings, personal holding company, annual reports, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties or additions to tax incurred under applicable Laws with respect to taxes.

 “Tax Returns” shall mean any report, return (including any information return), declaration, claim for refund or other filing required or permitted to be supplied to any Taxing Authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Taxing Authority” shall mean any Governmental Authority responsible for the administration or the imposition of any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Third Party Claim” shall have the meaning set forth in Section 9.4(b).

“Third Party Insurance” shall mean, with respect to any Person, any insurance provided by any other Person not Affiliated with such Person, and excluding any self-insurance, risk management program or other funds set aside by such Person in connection therewith.

“Third Party Interests” shall have the meaning set forth in Section 3.1(e).

“Title Policies” shall have the meaning set forth in Section 3.16(b).

“Transfer Taxes” shall have the meaning set forth in Section 5.11(b).

“Unresolved Claims” shall have the meaning set forth in Section 9.6(b).

“Unresolved Items” shall have the meaning set forth in Section 2.11(e).

“Virus” shall mean malicious code, whether or not capable of replication or attachment to disks or other files, that is capable of performing an illicit activity, enabling or assisting any Person to access without authorization any computer or network of computers, adversely affecting the functionality of any computer or network of computers or replicating itself on a computer or network of computers and thereby damaging other computer programs or data located on such computer or network or otherwise causing any computer data, memory or related hardware to become, without specific user instructions, erased, altered or unusable.  The term shall include viruses, Trojan horses, time bombs, worms or similar malicious software, programs or files.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, and any applicable state or local mass layoff or plant-closing Laws.

“Withholding Taxes” shall have the meaning set forth in Section 2.10(d)(vi).

“Working Capital” shall mean, as of any time and without duplication, an amount (which amount may be a positive or negative number) equal to (a) the aggregate current assets of the Company and the Subsidiaries (including ISG) on a consolidated basis as of such time minus (b) the aggregate current liabilities of the Company and its Subsidiaries (including ISG) on a consolidated basis as of such time, prepared on a basis consistent with Exhibit B, determined in accordance with the Applicable Accounting Principles; provided, however, that (i) with respect to the Company and the Subsidiaries (including ISG), “current assets” shall exclude (A) all Cash as of such time, (B) deferred Tax assets as of such time, (C) any accounts receivable as of such time for which a related credit card receipt, check, draft, wire transfer or money order has been included in Cash as of such time, (D) any asset related to accounting for lease payments on a straight-line basis under FASB 13, (E) any prepaid bank agency fees, and (F) any prepaid management fees with respect to management services of the Principal Stockholders, and (ii) with respect to the Company and the Subsidiaries (including ISG), “current liabilities” shall exclude (A) all Funded Debt as of such time, (B) all Seller Transaction Expenses and all other amounts, fees and expenses payable pursuant to Section 2.10(b), including any related accruals or reserves therefor, (C) deferred Tax liabilities as of such time, (D) any liability related to accounting for lease payments on a straight-line basis under FASB 13, (E) any liability related to the determination of fair market value of leases in connection with the Principal Stockholders’ acquisition of the Company and the Subsidiaries in 2010, and (F) accrued severance liabilities in existence at the time of the ISG Acquisition and any severance liabilities relating to reductions of headcount, in each case due to the ISG integration.  Exhibit B hereto sets forth an illustrative calculation of Working Capital as of December 31, 2012, based on the Financial Statements.

ARTICLE II

MERGER OF MERGER SUB INTO THE COMPANY

2.1              Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL.  Following the Merger, the Company shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.2              Closing.

(a)                The Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 A.M. on the fifth (5th) Business Day after the date of the satisfaction or waiver of the conditions precedent set forth in Article VI and Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time and place as may be agreed by Parent, the Company and the Representative.  The date on which the Closing actually occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.

(b)               At or prior to the Closing, the Company shall deliver the following to Parent:

(i)                 the Senior Lenders Pay-off Letters;

(ii)               the CD&R Pay-off Letter, the GS Pay-off Letter and the Financial Advisor Pay-off Letter;

(iii)             a certificate, dated the Closing Date, of an officer of the Company to the effect set forth in Sections 6.1, 6.2 and 6.5;

(iv)             the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware and a certificate of good standing for the Company from the Secretary of State of the State of Delaware;

(v)               a certificate stating that the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date;

(vi)             the Purchase Price Adjustment Escrow Agreement executed by the Representative which shall be in full force and effect (assuming execution and delivery by Parent and the Escrow Agent); and

(vii)           the Indemnification Escrow Agreement executed by the Representative which shall be in full force and effect (assuming execution and delivery by Parent and the Escrow Agent).

(c)                At or prior to the Closing, Parent and Merger Sub shall deliver the following to the Representative:

(i)                 the Estimated Merger Consideration, less any amounts paid by Parent on behalf of the Company pursuant to Sections 2.10(b) and 2.10(c);

(ii)               certificates, dated the Closing Date, of an officer of each of Parent and Merger Sub to the effect set forth in Sections 7.1 and 7.2;

(iii)             the Purchase Price Adjustment Escrow Agreement executed by Parent which shall be in full force and effect (assuming execution and delivery by the Representative and the Escrow Agent); and

(iv)             the Indemnification Escrow Agreement executed by Parent which shall be in full force and effect (assuming execution and delivery by the Representative and the Escrow Agent).

2.3              Effective Time.  Contemporaneously with the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

2.4              Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5              Certificate of Incorporation and By-Laws.  The certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until amended in accordance with applicable law.

2.6              Directors and Officers.  Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

2.7              Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a)             Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
(b)            Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the applicable payments set forth in Section 2.10(c), Section 2.11(i), Section 9.6(b), Section 9.6(c) and Section 10.18(c) in cash, payable to the holder thereof without interest, upon the satisfaction of the conditions set forth in Section 2.10(d)(i), and such shares shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist.
(c)             Each share of Common Stock held by the Company or a Subsidiary (including ISG) or held in the treasury of the Company, immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
(d)            Each Option and RSU outstanding immediately prior to the Effective Time and all rights in respect thereof, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and shall represent solely, the right to receive the applicable payments set forth in Section 2.10(c), Section 2.11(i), Section 9.6(b), Section 9.6(c) and Section 10.18(c), and, with respect to RSUs only, the Per RSU Dividend Equivalent Payment, in cash, payable to the holder thereof without interest, and such Options and RSUs shall otherwise cease to be outstanding, shall be canceled and cease to exist.

2.8              Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Common Stock Merger Consideration (and, if any, the Post-Closing Payments).  Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise are not entitled to appraisal of such shares of Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Per Share Common Stock Merger Consideration (and, if any, the Post-Closing Payments) upon surrender in the manner provided in Section 2.10, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Common Stock.  The Company and the Representative shall (i) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Common Stock or any withdrawals of such demands received by the Company or the Representative, (ii) give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

2.9              Options and RSUs.  At the Effective Time:

(a)             The Representative shall pay to the Surviving Corporation for payment to each Optionholder, subject to any applicable Withholding Taxes, the applicable Per Option Merger Consideration due to such Optionholder under Section 2.10(c) with respect to each Option.  Further payments, if any, to the Surviving Corporation for payment to each Optionholder from the Purchase Price Adjustment Escrow Account, the Indemnification Escrow Account, the Representative Escrow Account or otherwise pursuant to this Agreement shall be made by, or at the direction of, the Representative as, if and when an amount is released or paid to the Representative pursuant to the terms of this Agreement and the Purchase Price Adjustment Escrow Agreement, the Indemnification Escrow Agreement or the Representative Escrow Agreement, as applicable, and any such further payments shall be paid at the same time, as nearly as practicable, as related payments are made to the Common Stockholders.
(b)            The Representative shall pay to the Surviving Corporation for payment to each RSU Holder, subject to any applicable Withholding Taxes, the Per Share Common Stock Merger Consideration due to such RSU Holder under Section 2.10(c) with respect to each RSU and the applicable Per RSU Dividend Equivalent Payment due to such RSU Holder under the terms of, and with respect to, each RSU.  Further payments, if any, to the Surviving Corporation for payment to each RSU Holder from the Purchase Price Adjustment Escrow Account, the Indemnification Escrow Account, the Representative Escrow Account or otherwise pursuant to this Agreement shall be made by, or at the direction of, the Representative as, if and when an amount is released or paid to the Representative pursuant to the terms of this Agreement and the Purchase Price Adjustment Escrow Agreement, the Indemnification Escrow Agreement or the Representative Escrow Agreement, as applicable, and any such further payments shall be paid at the same time, as nearly as practicable, as related payments are made to the Common Stockholders.

2.10          Payment of Merger Consideration.

(a)                For purposes of this Agreement, the “Estimated Merger Consideration” will be an aggregate amount equal to the sum of:

(i)                 $2,070,000,000;

(ii)               the Estimated Closing Cash; and

(iii)             the difference (the “Estimated Closing Working Capital Adjustment”) between the Target Closing Working Capital and the Estimated Closing Working Capital, expressed as (A) a positive number if the Estimated Closing Working Capital is more than $4,000,000 greater than the Target Closing Working Capital, (B) a negative number if the Estimated Closing Working Capital is more than $4,000,000 less than the Target Closing Working Capital or (C) zero if the absolute value of the difference between Estimated Closing Working Capital and the Target Closing Working Capital is $4,000,000 or less.

(b)               The Representative or Parent shall apply the Estimated Merger Consideration on behalf of the Company as follows:

(i)                 to pay all Funded Debt, including principal of, interest on, premium, if any, and expenses, break fees and other amounts owing to the Senior Lenders in respect of the Senior Credit Agreements, or such lesser amounts that would extinguish the Funded Debt in full as agreed prior to the Closing Date between the Company and the Senior Lenders, in each case, as such amounts are set forth in the pay off, termination and discharge letters, in form and substance reasonably satisfactory to Parent, executed by the Senior Lenders and delivered to the Company and Parent at the Closing (the “Senior Lenders Pay-off Letters”) and any other holders of Funded Debt;

(ii)               to pay and deposit $41,400,000 (the “Indemnification Escrow Amount”) to the escrow account under the Indemnification Escrow Agreement (the “Indemnification Escrow Account”);

(iii)             to pay and deposit $2,500,000 (the “Representative Escrow Amount”) to the escrow account under the Representative Escrow Agreement (the “Representative Escrow Account”);

(iv)             to pay and deposit to the escrow account under the Purchase Price Adjustment Escrow Agreement (such account, the “Purchase Price Adjustment Escrow Account”) an amount in cash equal to $10,000,000 plus, if the Estimated Closing Working Capital exceeds the Target Closing Working Capital, the amount of such excess (such sum, the “Purchase Price Adjustment Escrow Amount”);

(v)               to pay (A) all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees under the CD&R Consulting Agreement, including in respect of the transactions contemplated by this Agreement, as such amounts are set forth in the pay-off, termination and discharge letter, in form and substance reasonably satisfactory to Parent, executed by Clayton, Dubilier & Rice, LLC and delivered to the Company and Parent at the Closing (the “CD&R Pay-off Letter”), (B) all accrued and unpaid management and consulting fees and expenses, investment banking and financial advisory fees under the GS Consulting Agreement, including in respect of the transactions contemplated by this Agreement, as such amounts are set forth in the pay-off, termination and discharge letter, in form and substance reasonably satisfactory to Parent, executed by Goldman, Sachs & Co. and delivered to the Company and Parent at the Closing (the “GS Pay-off Letter”) and (C) fees and expenses to J.P. Morgan Securities LLC (or one of its Affiliates) as investment banking and financial advisory fees in connection with this Agreement and the transactions contemplated hereby, as set forth in the pay-off letter, in form and substance reasonably satisfactory to Parent, executed by J.P. Morgan Securities LLC (or one of its Affiliates) and delivered to the Company and Parent at the Closing (the “Financial Advisor Pay-off Letter” and, together with the Senior Lenders Pay-off Letters, the CD&R Pay-off Letter and the GS Pay-off Letter, the “Pay-off Letters”);

(vi)             to pay, satisfy and discharge in full all other then-outstanding Seller Transaction Expenses, including all Seller Transaction Expenses (A) payable to the Persons listed in Section 2.10(b)(vi) of the Seller Disclosure Letter and (B) that are special Merger bonus payments (in an amount not less than $5,000,000) to the Surviving Corporation for payment to employees employed by the Company or the Subsidiaries prior to Closing to be allocated as determined by the Company’s board of directors prior to Closing; and

(vii)           to pay to the Surviving Corporation an amount equal to the RSU Dividend Equivalent Amount for payment to the RSU Holders.

Each of the foregoing payments (other than the Indemnification Escrow Amount, the Representative Escrow Amount and the Purchase Price Adjustment Escrow Amount) by the Representative will be considered payments on behalf of the Company and in respect of obligations and liabilities of the Company (such payments, the “Closing Date Payments”).  Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by the Representative in a “funds flow memo” to be delivered to Parent no later than four (4) Business Days prior to the Closing Date.  In lieu of a wire transfer, the Representative may elect for one or more payments to be made by check.

(c)                The proceeds from the Estimated Merger Consideration less the amounts set forth in clauses (b)(i)-(b)(vii) above are referred to as the “Fully-Diluted Stockholder Proceeds”.  At or promptly after the Closing, the Representative or Parent shall pay out of the Fully-Diluted Stockholder Proceeds on behalf of the Company, (i) to each Common Stockholder, an amount equal to the Per Share Common Stock Merger Consideration for each share of Common Stock held by such Common Stockholder, (ii) to the Surviving Corporation for payment to each RSU Holder, an amount equal to the Per Share Common Stock Merger Consideration for each RSU held by such RSU Holder and (iii) to the

Surviving Corporation for payment to each Optionholder, an amount equal to the Per Option Merger Consideration for each Option held by such Optionholder.

(d)               The Company and the Representative shall comply with the following provisions applicable to payment of the Per Share Common Stock Merger Consideration, the Per Option Merger Consideration and the Post-Closing Payments.

(i)                 At or prior to the Effective Time, the Company will mail or will cause to be mailed to each record holder of Certificates a letter of transmittal substantially in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which shall specify that delivery shall be effected, only upon proper delivery of the Certificates on or within thirty (30) calendar days following the Closing Date, as applicable, to the Representative, and instructions for use in surrendering such Certificates and receiving the Per Share Common Stock Merger Consideration in respect of the Common Stock evidenced thereby.  Upon the surrender of each such Certificate or a properly completed and duly executed Letter of Transmittal, as applicable, and promptly after the Effective Time, the Surviving Corporation shall pay the holder of such Certificate an amount from the Fully-Diluted Stockholder Proceeds as determined in accordance with Section 2.10(b), in consideration therefor, and such Certificate shall forthwith be canceled.  Until so surrendered, each such Certificate (other than Certificates representing Common Stock held by the Company or a Subsidiary (including ISG) or held in the treasury of the Company which shall be cancelled at the Effective Time pursuant to Section 2.7(c)) shall represent solely the right to receive the Per Share Common Stock Merger Consideration (and, if any, the Post-Closing Payments) relating thereto.

(ii)               After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Representative, they shall be surrendered and canceled as provided in this Article II.

(iii)             Other than under the Indemnification Escrow Agreement and the Purchase Price Adjustment Escrow Agreement, no interest shall accrue or be paid on the cash payable upon the delivery of Certificates or Letters of Transmittal.  None of the Representative, Parent, the Surviving Corporation or any of their respective Affiliates shall be liable to a Common Stockholder, Optionholder or RSU Holder for any cash or interest thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by Common Stockholders, Optionholders or RSU Holders six (6) months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claim or interest of any Person previously entitled thereto.

(iv)             The Representative will deliver or will cause to be delivered to the Surviving Corporation copies of all surrendered Certificates and Letters of Transmittal on the Closing Date.  After the Effective Time, any Common Stockholders will be entitled to look only to the Representative and any Optionholders and RSU Holders will be entitled to look only to the Surviving Corporation for payment of their respective claims for the consideration set forth in this Section 2.10, without interest thereon, but will have no greater rights against the Representative or the Surviving Corporation, as the case may be, than may be accorded to general creditors thereof under applicable Law.

(v)               In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Representative will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article II; provided, that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify the Representative, Parent and the Surviving Corporation against any claim that may be made against the Representative, Parent, Merger Sub or the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(vi)             Notwithstanding anything in this Agreement to the contrary, the Parent, the Surviving Corporation and the Representative shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any withholding or stock transfer Taxes and such other amounts as are required under the Code or any applicable provision of state, local or foreign Tax law (collectively, the “Withholding Taxes”).  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the respective holder of the Certificate, Option or RSU or other person in respect of which such deduction or withholding was made, and the Parent, the Surviving Corporation or the Representative, as applicable, shall provide to the respective holder of such Certificate, Option or RSU or other person written notice of the amounts so deducted or withheld.  Any amounts so withheld shall be applied by the Parent, the Surviving Corporation or the Representative, as applicable, to satisfy Withholding Taxes.  The Parent, the Surviving Corporation or the Representative, as applicable, shall remit any such amounts deducted or withheld from any such payment to the applicable Taxing Authority.

(vii)           If payment of any portion of the Merger Consideration in respect of the Common Stock is to be made to a Person other than the Person in whose name a surrendered certificate of Common Stock is registered, it shall be a condition to such payment that the certificate of Common Stock so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the reasonable satisfaction of the Representative that such Taxes either have been paid or are not payable.

2.11          Merger Consideration Adjustment.

(a)                Pre-Closing Statement.  At least five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a statement, certified by an officer of the Company, consisting of the Company’s good-faith estimates of the following amounts: (i) an estimated calculation of the Closing Cash (the “Estimated Closing Cash”), (ii) an estimated calculation of the Seller Transaction Expenses (specifying which Seller Transaction Expenses will be paid at the Effective Time and not prior thereto) (the “Estimated Seller Transaction Expenses”), (iii) an estimated calculation of the Closing Funded Debt (the “Estimated Closing Funded Debt”), (iv) an estimated calculation of Closing Working Capital (the “Estimated Closing Working Capital”) and the Estimated Closing Working Capital Adjustment, and (v) a calculation of the Estimated Merger Consideration.  Parent may submit any objections in writing to the Company until 5:00 PM, Eastern Standard Time, on the Business Day prior to the anticipated Closing Date and the Company will cooperate in good-faith with Parent to revise the draft statement to reflect the mutual agreement of the Company and Parent with respect to the estimated amounts set forth in the preceding sentence (as so revised and agreed, the “Pre-Closing Statement”); provided, that if the Company and Parent cannot reach an agreement with respect to the amounts set forth in the preceding sentence, the Pre-Closing Statement will reflect the Company’s good-faith estimates with respect to such amounts.  The Estimated Merger Consideration shall be subject to adjustment pursuant to this Section 2.11 (as adjusted, the “Merger Consideration”).  The Pre-Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies set forth in Exhibit E (the “Applicable Accounting Principles”).

(b)               Closing Statement.  Within seventy-five (75) calendar days following the Closing Date, Parent shall prepare and deliver to the Representative a statement (the “Closing Statement”) consisting of (i) a calculation of the Closing Cash, (ii) a calculation of Closing Working Capital, the Closing Working Capital Adjustment and the Conclusive Merger Consideration, (iii) a calculation of any Seller Transaction Expenses that were not paid and extinguished pursuant to Section 2.10(b), (iv) a calculation of any Closing Funded Debt that was not paid and extinguished pursuant to Section 2.10(b), and (v) a calculation of the amount, if any, payable pursuant to Section 2.11(i).  The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles.

(c)                Dispute Notice.  The Closing Statement shall become final, binding and conclusive upon Parent and the Fully-Diluted Stockholders on the forty-fifth (45th) calendar day following the Representative’s receipt of the Closing Statement, unless prior to such forty-fifth (45th) calendar day the Representative delivers to Parent a written notice (a “Dispute Notice”) stating that the Representative believes the Closing Statement contains mathematical errors or was not prepared in accordance with the Applicable Accounting Principles and specifying in reasonable detail each item that the Representative disputes (each, a “Disputed Item”), and to the extent the Representative is reasonably able to so specify, the amount in dispute for each Disputed Item and the reasons supporting the Representative’s positions.  The Representative shall not challenge the Closing Statement on any other basis, and the Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.11(b).

(d)               Resolution Period.  If the Representative delivers a Dispute Notice and, within ten (10) Business Days following the receipt by Parent of such Dispute Notice, Parent delivers to the Representative notice of any disagreement with respect to all or any of the Disputed Items specified in such Dispute Notice, then the Representative and Parent shall seek in good faith to resolve the Disputed Items during the fifteen (15) Business Day period beginning on the date the Representatives receives the notice of disagreement specified in the preceding sentence (such period, the “Resolution Period”).  If the Representative and Parent reach agreement with respect to any Disputed Items, Parent shall revise the Closing Statement to reflect such agreement.

(e)                Independent Accountant.  If the Representative and Parent are unable to resolve all of the Disputed Items during the Resolution Period, then the Representative and Parent shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant.  The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by the Representative and Parent and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement.  The parties shall agree, promptly after the Independent Accountant has been appointed, on procedures governing the resolution of any dispute by the Independent Accountant, provided that if the parties fail to agree on such procedures, the dispute resolution procedures determined by the Independent Accountant shall govern.  The Representative and Parent shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty (30) calendar days after such items are submitted for review.  The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.11 and the

Applicable Accounting Principles, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Parent’s and the Representative’s disagreement.  Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request.  The determination of the Independent Accountant shall be final, binding and conclusive upon the Representative and Parent absent manifest error, and Parent shall revise the Closing Statement to reflect such determination upon receipt thereof.  The fees, expenses and costs of the Independent Accountant shall be borne equally by Parent and the Fully-Diluted Stockholders, with the portion to be borne by the Fully-Diluted Stockholders being paid solely out of the Purchase Price Adjustment Escrow Account.

(f)                Access to Information.  From and after the delivery of the Company’s initial draft of the Pre-Closing Statement, each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with review of the Pre-Closing Statement, the Closing Statement, the Dispute Notice or any notice of disagreement under Section 2.11(d), as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to the Representative and its representatives entering into any undertakings required by Parent’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(g)               Conclusive Merger Consideration.  The calculation of Closing Cash, Closing Working Capital, any Seller Transaction Expenses that were not paid and extinguished pursuant to Section 2.10(b) (or otherwise not paid or extinguished prior to the date of determination of the Conclusive Merger Consideration), and any Closing Funded Debt that was not paid and extinguished pursuant to Section 2.10(b) (or otherwise not paid or extinguished prior to the date of determination of the Conclusive Merger Consideration), as agreed to between the Representative and Parent (or, in the case of determination of such amounts by the Independent Accountant pursuant to Section 2.11(e), as determined by the Independent Accountant) shall be the “Final Closing Cash” the “Final Closing Working Capital,” the “Final Unpaid Seller Transaction Expenses” and the “Final Unpaid Closing Funded Debt,” respectively.  The “Conclusive Merger Consideration” shall be an amount in cash equal to:

(i)                 the Estimated Merger Consideration;

(ii)               increased (if the Closing Working Capital Adjustment as determined in accordance with this Section 2.11(g)(ii) is greater than zero) or decreased (if the Closing Working Capital Adjustment as determined in accordance with this Section 2.11(g)(ii) is less than zero) by the absolute value of the amount (such amount determined by the sum of (A) and (B) below, the “Closing Working Capital Adjustment”) equal to the sum of:

(A)             the difference between Final Closing Working Capital and Target Closing Working Capital, expressed as (1) a positive number if Final Closing Working Capital is more than $4,000,000 greater than Target Closing Working Capital, (2) a negative number if Final Closing Working Capital is more than $4,000,000 less than Target Closing Working Capital or (3) zero if the absolute value of the difference between Final Closing Working Capital and the Target Closing Working Capital is $4,000,000 or less; and
(B)              the Estimated Closing Working Capital Adjustment (which amount shall be expressed as (x) a positive number, if such amount was subtracted in accordance with Section 2.10(a)(iii) or (y) a negative number, if such amount was added in accordance with Section 2.10(a)(iii));

(iii)             increased if the Final Closing Cash exceeds the Estimated Closing Cash by an amount equal to such excess, or decreased if the Estimated Closing Cash exceeds the Final Closing Cash by an amount equal to such excess;

(iv)             decreased by the amount of any Final Unpaid Seller Transaction Expenses; and

(v)               decreased by the amount of any Final Unpaid Closing Funded Debt.

(h)               Final Adjustment Amount.  The “Final Adjustment Amount” shall be the difference, if any, between the Conclusive Merger Consideration and the Estimated Merger Consideration.  The Final Adjustment Amount (if any) shall be (i) the “Additional Merger Consideration” if the Conclusive Merger Consideration is more than the Estimated Merger Consideration or (ii) the “Excess Amount” if the Conclusive Merger Consideration is less than the Estimated Merger Consideration; provided, however, that in no event shall the Excess Amount be greater than an amount equal to the sum of the Purchase Price Adjustment Escrow Amount and the amount, if any, remaining in the Indemnification Escrow Account as of the date of any payment pursuant to Section 2.11(i).

(i)                 Purchase Price Adjustment Payments.

(i)                 If the Final Adjustment Amount is zero (0) or if Additional Merger Consideration is determined to be due in accordance with this Section 2.11, then, within two (2) Business Days after the date the Closing Statement is finalized pursuant to clause (b), (c) or (d) of this Section 2.11 (the “Conclusive Date”), (A) Parent shall deliver promptly by wire transfer of immediately available funds (x)

to the Representative, an amount in cash equal to the Common Stockholders’ aggregate Ownership Percentage (in respect of such Common Stockholders’ Common Stock) of the Additional Merger Consideration, if any, and (y) to the Surviving Corporation, an amount in cash equal to the remainder of the Additional Merger Consideration, if any, and (B) the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds (x) to the Representative, an amount in cash equal to the Common Stockholders’ aggregate Ownership Percentage (in respect of such Common Stockholders’ Common Stock) of the balance of the Purchase Price Adjustment Escrow Account, and (y) to the Surviving Corporation, an amount in cash equal to the remainder balance of the Purchase Price Adjustment Escrow Account.  Upon receipt of any such amounts from the Escrow Agent and subject to Section 2.10(d)(vi), the Representative shall promptly pay or cause to be paid to each Common Stockholder its applicable Ownership Percentage (in respect of such Common Stockholder’s Common Stock) of the Additional Merger Consideration and of the balance of the Purchase Price Adjustment Escrow Account, and the Surviving Corporation shall promptly pay to each Optionholder its applicable Ownership Percentage (in respect of such Optionholder’s Options) of the Additional Merger Consideration and of the balance of the Purchase Price Adjustment Escrow Amount and to each RSU Holder its applicable Ownership Percentage (in respect of such RSU Holder’s RSUs) of the Additional Merger Consideration and of the balance of the Purchase Price Adjustment Escrow Amount.

(ii)               If there is an Excess Amount determined to be due in accordance with this Section 2.11, then, within two (2) Business Days after the Conclusive Date, the parties shall provide a joint written instruction to the Escrow Agent to: (A) in the event the Excess Amount is equal to or less than the Purchase Price Adjustment Escrow Amount, deliver promptly from the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds (I) to an account designated by Parent, an amount in cash equal to the Excess Amount, and (II) to the Representative an amount in cash equal to the Common Stockholders’ aggregate Ownership Percentage (in respect of such Common Stockholders’ Common Stock) of the balance of the Purchase Price Adjustment Escrow Account (after payment of the Excess Amount) and (III) to the Surviving Corporation, an amount in cash equal to the remainder balance of the Purchase Price Adjustment Escrow Account (after payment of the Excess Amount); and (B) in the event that the Excess Amount is greater than the Purchase Price Adjustment Escrow Amount, (I) deliver promptly from the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds to an account designated by Parent, an amount in cash equal to the Purchase Price Adjustment Escrow Amount and (II) deliver promptly from the Indemnification Escrow Account by wire transfer of immediately available funds to an account designated by Parent, an amount in cash equal to the difference between the Excess Amount and the Purchase Price Adjustment Escrow Amount.  In the case of clause (A) of the prior sentence, upon receipt of any such amounts from the Escrow Agent and subject to Section 2.10(d)(vi), the Representative shall promptly pay or cause to be paid to each Common Stockholder its applicable Ownership Percentage (in respect of such Common Stockholder’s Common Stock) of the balance of the Purchase Price Adjustment Escrow Account (after payment of the Excess Amount), and the Surviving Corporation shall promptly pay to each Optionholder its applicable Ownership Percentage (in respect of such Optionholder’s Options) of the balance of the Purchase Price Adjustment Escrow Account (after payment of the Excess Amount) and to each RSU Holder its applicable Ownership Percentage (in respect of such RSU Holder’s RSUs) of the balance of the Purchase Price Adjustment Escrow Amount (after payment of the Excess Amount).

(iii)             Absent fraud or willful misconduct, Parent’s sole and exclusive recourse for the Excess Amount shall be limited to collection from the funds available in the Purchase Price Adjustment Escrow Account and the Indemnification Escrow Account in accordance with the terms of this Agreement and the Purchase Price Adjustment Escrow Agreement and the Indemnification Escrow Agreement.

(iv)             On or prior to the second (2nd) Business Day after the Conclusive Date, Parent shall cause the Surviving Corporation to pay the amounts of any Final Unpaid Seller Transaction Expenses and any Final Unpaid Closing Funded Debt to the applicable Persons to whom such amounts are due.

(j)                 Tax Treatment.  Any amount paid in respect of adjustments to the Merger Consideration made pursuant to this Section 2.11 shall be treated as an adjustment to the Merger Consideration for Tax purposes, except to the extent otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Seller Disclosure Letter (it being understood and agreed that, except as otherwise expressly set forth herein, the Company makes no representation or warranty with respect to ISG, the ISG Business, or the ISG Acquisition, except as set forth in Section 3.7 with respect to the ISG Acquisition Agreement):

3.1              Due Incorporation; Capitalization.

(a)                Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted.  The Company and its Subsidiaries are duly qualified to do business as a foreign corporation and are in good standing (where such concept is recognized) in all jurisdictions in which they are required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The Company has delivered to Parent complete copies of the Organizational Documents of the Company and each of the Subsidiaries as of the date hereof and as currently in effect, and none of the Company and the Subsidiaries is in violation of any provision of such Organizational Documents in any material respect.

(b)               The entire authorized capital stock of the Company is 11,000,000 shares consisting of (A) 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (B) 1,000,000 shares of preferred stock, par value $0.01 per share.  Of such authorized shares, subject to the issuance of Common Stock after the date of this Agreement upon exercise of Options in accordance with their terms as of the date of this Agreement, (w) only 4,331,787 shares of Common Stock are issued and outstanding and no shares of preferred stock of the Company are issued and outstanding, (x) 444,787 shares of Common Stock are currently subject to Options, (y) 22,780 shares of Common Stock are currently subject to RSUs and (z) 73,093 shares of Common Stock are reserved for issuance pursuant to future awards under the Stock Incentive Plan.  Section 3.1(b) of the Seller Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of (1) each holder of Common Stock, including the number of shares of the Common Stock held by such holder, (2) each holder of Options and RSUs, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the exercise price for each such Option and (vi) the expiration date of each such Option.  No Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.  All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid and nonassessable.  Such shares have been issued in compliance with all applicable state and federal Laws concerning the issuance of securities.  No shares of the Company’s capital stock are subject to (other than pursuant to the Stockholders Agreement or an Employee Stock Subscription Agreement) or were issued in violation of the preemptive rights of any shareholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Certificate of Incorporation or by-laws of the Company or any agreement to which the Company is a party or otherwise bound.  Except as set forth in this Section 3.1 and in Section 3.1 of the Seller Disclosure Letter, there are no (i) issued and outstanding shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options, warrants or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) other than the Stockholders Agreement, the Registration Rights Agreement, each Employee Stock Subscription Agreement and the Organizational Documents of the Subsidiaries, voting trusts, proxies or other similar agreements or understandings to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of the Subsidiaries, (v) other than the Stockholders Agreement, the Registration Rights Agreement, each Employee Stock Subscription Agreement and the Organizational Documents of the Company and the Subsidiaries and the Senior Credit Agreements, contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of the Subsidiaries, or (vi) outstanding or authorized appreciation rights, rights of first offer, performance shares, “phantom” stock rights or other agreements or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or stock price performance or other attribute of the Company or any of the Subsidiaries or any of their businesses or assets are calculated in accordance therewith (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  Other than as may be set forth in an Employee Stock Subscription Agreement, there are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(c)                All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company or one of the Subsidiaries as set forth in Section 3.1(c) of the Seller Disclosure Letter, free and clear of any Liens (other than Permitted Liens referred to in clause (h) of the definition thereof).  Such shares have been and are issued in compliance with all applicable state and federal Laws concerning the issuance of securities.  No shares of capital stock of any Subsidiary are subject to (other than the Stockholders Agreement) or were issued in violation of the preemptive rights of any shareholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound.  Except as set forth in Section 3.1(c) of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary, (ii) securities of the Company or any of the Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of the Subsidiaries, or other obligation of the Company or any of the Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any Subsidiary or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.  Section 3.1(c) of the Seller Disclosure Letter sets forth a true and complete list of the Subsidiaries.  Other than as provided under applicable Law or pursuant to the Senior Credit Agreements, there are no restrictions of any kind which prevent the payment of dividends or distributions by any Subsidiary.

(d)               The Company and the Subsidiaries (including ISG) have no outstanding Indebtedness, other than in respect of the Senior Credit Agreements, and there are no outstanding guarantees by the Company or any of the Subsidiaries (including ISG) of Indebtedness of any other Person.  The Company has provided to Parent true and complete copies of the Senior Credit Agreements (including all amendments and modifications thereto).  Neither the Company nor any of the Subsidiaries (including ISG) has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.1, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)                Neither the Company nor any of the Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any third party Person (collectively, “Third Party Interests”).  Neither the Company nor any of the Subsidiaries have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or equity contribution or similar advance to, any Person.

3.2              Due Authorization.

(a)                The Company has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the applicable transactions contemplated hereby, including the Merger, have been duly and validly approved by the unanimous vote of the board of directors of the Company and will be duly and validly approved by the Consenting Stockholders within twenty-four hours of the execution of this Agreement, and no other corporate actions or proceedings on the part of the Company or its stockholders shall be necessary to authorize this Agreement and the transactions contemplated hereby.  The Company has duly and validly executed and delivered this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

(b)               Prior to the date of this Agreement, the Company and its board of directors, have taken all action necessary to exempt under or make not subject to (i) the provisions of Section 203 of the DGCL, (ii) any other Takeover Law or (iii) any provision of the Organizational Documents of the Company and the Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law: (x) the execution of this Agreement, (y) the Merger and (z) any of the other transactions contemplated by this Agreement.  The Company does not have in effect any “poison pill” or shareholder rights plan.

3.3              Consents and Approvals; No Violations.  Except for (a) filings under Section 2.3, (b) filings under the HSR Act and (c) as set forth in Section 3.3 of the Seller Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any Law applicable to the Company or any of the Subsidiaries or by which any of their respective properties or assets are bound or affected; (ii) require any notification to or filing or registration by the Company or any Subsidiary with, or consent or approval with respect to the Company or any Subsidiary of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Certificate of Incorporation or by-laws of the Company or any of the Organizational Documents of the Subsidiaries; (iv) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract or any material Permit affecting the assets or business of the Company and the Subsidiaries; or (v) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company or any of the Subsidiaries, except in the case of clauses (iv) and (v), where any such violation, conflict, breach, default or Lien would not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and the Subsidiaries, taken as a whole, or materially impair the ability of the Representative or the Company to perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated hereby or the ability of the Surviving Corporation or the Subsidiaries to continue to conduct their respective businesses following the Closing.

3.4              Financial Statements; No Undisclosed Liabilities.

(a)                The Financial Statements (i) have been prepared from and are in accordance with the books and records of the Company and the Subsidiaries (ii) have been prepared in accordance with GAAP, consistently applied (except as set forth in the footnotes attached thereto) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the results of operations, and cash flows of the Company and the Subsidiaries for the periods covered thereby, except that the Interim Financial Statements omit footnotes and are subject to normal year-end adjustments and accruals.  The Company has provided Parent with true, complete and correct copies of the Financial Statements in Section 1.1(a) of the Seller Disclosure Letter.

(b)               The Company and the Subsidiaries have no material liabilities, debts, claims or obligations of any nature, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due (the “Liabilities”), except (i) Liabilities disclosed in Section 3.4(b) of the Seller Disclosure Letter, (ii) Liabilities reflected or reserved against in the Latest Balance Sheet, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iv) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement that are required to be paid from the Merger Consideration as of the Effective Time pursuant to Section 2.10(b) and (v) Liabilities not required to be disclosed on a balance sheet (or the footnotes thereto) of the Company and the Subsidiaries prepared in accordance with GAAP in a manner consistent with the Financial Statements.

(c)                The Company and the Subsidiaries have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with the general and specific authorization of the management of the Company, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items and (iii) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.5              Title to Assets, etc.  Except as disclosed in Section 3.5 of the Seller Disclosure Letter, each of the Company and the Subsidiaries has good and valid title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the Financial Statements or that are material to its business as conducted as of the date of this Agreement and as of the Closing (the “Assets”), except for inventory sold following the date of the Financial Statements in the ordinary course of business consistent with past practice, in each case, free and clear of any Lien, except for Permitted Liens.  Any Permitted Liens on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by the Company or any of the Subsidiaries or materially detract from the value of any such Asset.  The Assets constitute all of the material properties and assets used or held for use for the conduct of the business of the Company and the Subsidiaries as conducted as of the date of this Agreement and as of the Closing.  The Assets are sufficient in all material respects for the conduct of the respective businesses, activities and operations of the Company and the Subsidiaries as of the date of this Agreement and as of the Closing.  To the Knowledge of the Company, there are no facts or conditions affecting any Assets that, with or without notice or the lapse of time, or both, would reasonably be expected, individually or in the aggregate, to interfere in any material respect with the use, occupancy or operation of such Assets as of the date of this Agreement and as of the Closing.  Except for any Assets disposed of in accordance with this Agreement, all of the material Assets shall be owned by or available for use by the Surviving Corporation and the Subsidiaries immediately after the Effective Time on terms and conditions identical to those under which the Company or the Subsidiaries owned or used such Assets immediately prior to the Effective Time.

3.6              Intellectual Property.

(a)                Section 3.6(a) of the Seller Disclosure Letter contains a true and complete list as of the date of this Agreement of (i) all of the patents and patent applications, material inventions (whether or not patentable), trademarks, trade names, service marks, domain names and copyrights that are registered and material copyrightable works including Software (collectively, “Intellectual Property”) that are owned by or exclusively licensed to the Company or any of the Subsidiaries and that is material to the Company’s or any of the Subsidiaries’ businesses (“Owned Intellectual Property”) and (ii) all material unregistered trademarks, trade names and service marks that have been in actual use by the Company or any of the Subsidiaries during the two (2) year period ending on the date hereof.  Except as disclosed in Section 3.6(a) of the Seller Disclosure Letter: (A) neither the Company nor any Subsidiary has granted any license to a third party or agreed to pay to or receive from a third party any royalty or other payment in respect of any of such Owned Intellectual Property, (B) to the Knowledge of the Company, the Company and the Subsidiaries have not infringed on, and the continued operation of their businesses as currently conducted will not infringe on, the Intellectual Property rights of any Person, (C) there are no claims, proceedings or litigation pending or, to the Knowledge of the Company, threatened alleging infringement or misappropriation of any third party Intellectual Property rights by the Company or any Subsidiary, except where such claims, proceedings or litigation would not reasonably be expected to be materially adverse to the Company and the Subsidiaries, taken as a whole and (D) since January 1, 2011, no third party has asserted any claim in writing or, to the Knowledge of the Company, orally, against the Company or the Subsidiaries and, to the

Knowledge of the Company, no third party has asserted any claim prior to January 1, 2011, (1) challenging or seeking to deny or restrict in any material respect the rights of the Company or the Subsidiaries in the Owned Intellectual Property or (2) alleging that the Company, any Subsidiaries or any employee, independent contractor or agent of the Company or any Subsidiaries has infringed, misappropriated or otherwise violated in any material respect any Intellectual Property of any third party.  Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, the Company and each of the Subsidiaries have taken commercially reasonable measures to ensure the protection of the Owned Intellectual Property utilized by their respective businesses under any applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances).  Each of the Company and the Subsidiaries has used commercially reasonable efforts to maintain the secrecy of all confidential Intellectual Property currently used in its business.  To the Knowledge of the Company, none of the Company or the Subsidiaries is using any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

(b)               Section 3.6(b) of the Seller Disclosure Letter lists all agreements (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available Software) to which the Company or any of the Subsidiaries is a party or by which any of them is otherwise bound as of the date hereof, that provide for (i) licenses of Intellectual Property to the Company or any of the Subsidiaries by any other Person (a “License”), (ii) agreements otherwise granting or restricting the right to use Owned Intellectual Property and (iii) agreements transferring, assigning or indemnifying with respect to or otherwise directly relating to Intellectual Property used or held for use in the business of the Company or any Subsidiary, in each case to the extent material to their businesses.

(c)                Except as set forth in this Section 3.6(c), (i) the Company or one of the Subsidiaries is the sole and exclusive owner (including, as applicable, record owner) of all Owned Intellectual Property, and (ii) the Company and the Subsidiaries own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written License, all other Intellectual Property used in and necessary for the operation of their respective businesses as conducted as of the date of this Agreement, in each case free and clear of all Liens other than Permitted Liens, all of which rights shall remain unchanged on and after the consummation of the transactions contemplated hereby.

(d)               No current or former employee, consultant or contractor has any valid claim of ownership, in whole or in part, to any material Owned Intellectual Property or derivative works thereof, or has asserted any such claim of ownership or right.

(e)                No Software owned or, to the Knowledge of the Company, used by the Company or the Subsidiaries contains or is derived from open source, shareware, freeware, “copyleft” or similar Software.  The Company and each of the Subsidiaries are in compliance with all applicable contractual and legal requirements pertaining to data protection or information privacy and security, including any privacy policy concerning the collection or use of such data or information used in their businesses.  The Internal IT Systems (i) are in good repair and operating condition and (ii) to the Knowledge of the Company, do not contain any Virus that would reasonably be expected to materially interfere with the ability of the Company and the Subsidiaries to conduct their businesses.  The Company and the Subsidiaries have implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practice.

3.7              Contracts.

(a)                Section 3.7 of the Seller Disclosure Letter contains an accurate and complete list, as of the date of this Agreement of all contracts, agreements, commitments, arrangements and other instruments, in effect as of the date hereof, of the following types to which the Company or a Subsidiary is a party or bound or to which any of the Assets is subject (whether or not actually listed in Section 3.7 of the Seller Disclosure Letter, the “Material Contracts”):

(i)                 any collective bargaining agreement with respect to its employees;

(ii)               any (A) of the following agreements with any current (or, to the extent there are on-going obligations, former) officer, employee, physician or other Health Care Provider, consultant or director of the Company or the Subsidiaries: employment agreement, change of control agreement, severance agreement, retention agreements or any other contract or agreement entered into outside of the ordinary course of business, or (B) Affiliate Agreement;

(iii)             any contract or agreement that (A) materially restricts the Company or a Subsidiary from engaging in any material line of business, developing, marketing or distributing products or services or obligates the Company or a Subsidiary not to compete with another Person or in any geographic area or during any period of time or that would otherwise materially limit the freedom of Parent or its Affiliates (including the Surviving Corporation) from engaging in any material line of business after the Effective Time, (B) contains exclusivity obligations or restrictions binding on the Company or any of the Subsidiaries or that would be binding on Parent or any of its Affiliates (including the Surviving Corporation) after the Effective Time or (C) prohibits the Company or any of the Subsidiaries from hiring or soliciting for hire any group of employees (including customers’ employees);

(iv)             any material agreement that binds any party to any exclusive business arrangements, including arrangements in which the Company or any Subsidiary must use a provider or supplier exclusively (other than agreements that were entered into in the ordinary course of business with a manufacturer, distributor or reseller that require a particular manufacturer’s products to be purchased from such manufacturer or an authorized distributor or reseller);

(v)               any material agreement or series of related agreements, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any material business, capital stock or material assets or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)             any agreement relating to any interest rate, foreign exchange, derivatives or hedging transaction;

(vii)           any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of the Subsidiaries or (B) the Company or any of the Subsidiaries has directly or indirectly guaranteed, assumed or endorsed any liabilities or obligations of any other Person, in each case other than endorsements for the purpose of collection in the ordinary course of business;

(viii)         any (a) Licenses or (b) agreements governing the provision of any information technology related services (other than any Software or any other agreements described in Section 3.6(b)), by or to the Company or any of the Subsidiaries, in each case to the extent material to their respective businesses;

(ix)             any Leases;

(x)               all agreements that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of the Subsidiaries, prohibit the pledging of the capital stock of the Company or any of the Subsidiaries or prohibit the issuance of guarantees by the Company or any of the Subsidiaries, in each case that will not be terminated at or prior to the Effective Time;

(xi)             any agreement that contains any material indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, other than any of such indemnification rights or obligations incurred in the ordinary course of business;

(xii)           any (A) agreement that is a settlement or similar agreement with any Governmental Authority, or (B) an Order or consent of a Governmental Authority to which the Company or any of the Subsidiaries is subject, involving material performance by the Company or any of the Subsidiaries after the date of this Agreement;

(xiii)         any agreement pursuant to which the Company or any of the Subsidiaries has an obligation to make an investment in or loan to any other Person, other than employee loans disclosed in Section 3.7(a)(xiii) of the Seller Disclosure Letter;

(xiv)         any agreement or series of related agreements (other than purchase orders) (i) pursuant to which the Company or any of the Subsidiaries has purchased, licensed or sold, during calendar year 2012, or pursuant to which the Company or any Subsidiary has agreed to or otherwise has an obligation to purchase, license or sell in calendar year 2013, goods, equipment, vehicles, machinery, hardware or other personal property or services that involved or is expected to involve payment by or to the Company and the Subsidiaries in excess of $3,000,000 during such period, or (ii) that provides for minimum purchase requirements in excess of such amount over the remaining term of such agreement;

(xv)           any credit agreement, loan agreement, indenture, note, bond, indenture, mortgage, security agreement, loan commitment or other contract or instrument relating to Indebtedness owed by or to the Company or a Subsidiary;

(xvi)         any contract containing most favored nation pricing provisions or granting to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Assets (other than inventory in the ordinary course of business) valued at an amount in excess of $250,000;

(xvii)       any partnership, joint venture, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing), but excluding the Organizational Documents of any of the Subsidiaries;

(xviii)     any operating leases involving annual payments in excess of $100,000;

(xix)         any outstanding power of attorney empowering any Person to act on behalf of the Company or any of the Subsidiaries;

(xx)           any contract or agreement relating to any capital expenditure or leasehold improvement with remaining payments in excess of $1,000,000 in the aggregate that has (A) commenced but is not yet completed or (B) that obligates the Company or any of the Subsidiaries to incur expenditures with respect to a project that is not yet commenced;

(xxi)         any settlement agreement for an amount in excess of $250,000 entered into within the past two (2) years; and

(xxii)       any other contract, agreement, commitment or arrangement that (x) was entered into outside of the ordinary course of business and (y) is material to the Company and the Subsidiaries, taken as a whole.

(b)               Each Material Contract is a valid and binding agreement of the Company or one or more of the Subsidiaries, on the one hand, and to the Knowledge of the Company, each other party thereto, on the other, and is in full force and effect, and none of the Company, any of the Subsidiaries or, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default thereunder or result in or give any Person a right of acceleration or early termination thereof (other than pursuant to Section 5.15 hereof).  The Company has made available to Parent and Merger Sub a true and complete copy of (x) each Material Contract (including all material modifications and amendments thereto and waivers thereunder) or form of Material Contract and (y) all form contracts, agreements or instruments used in and material to the businesses of the Company and the Subsidiaries.

3.8              Insurance.  Section 3.8 of the Seller Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all material policies of fire, liability, workmen’s compensation and other forms of insurance maintained by or for the benefit of the Company or a Subsidiary, the Assets or otherwise covering the business, operations or the employees, officers and directors of the Company and the Subsidiaries.  The Company has provided to Parent true, correct and complete copies of all such policies.  All such policies are in full force and effect in accordance with their terms and, to the Knowledge of the Company, no notice of cancellation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a material breach or default or permit termination or modification of any such policies.  Each of the Company and the Subsidiaries is, and since January 1, 2010 has been, insured with respect to the Assets and the conduct of each of their respective businesses in such amounts and against such risks as are sufficient for compliance with Laws in all material respects and as are reasonably adequate to protect the Assets and the conduct of their respective businesses in accordance with customary industry practice.  The Company or a Subsidiary is a “named insured” or an “insured” under each such insurance policy.  None of the Company or any of the Subsidiaries have been refused any insurance, nor has any of their coverage been materially limited, by any insurance carrier to which any of them have applied for insurance or with which any of them has carried insurance since January 1, 2010.  There is no material claim by or with respect to the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and the Company and the Subsidiaries have otherwise materially complied with the terms and conditions of such policies.  To the Knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under any of such policies.

3.9              Employee Benefit Plans.

(a)                General.  Section 3.9(a) of the Seller Disclosure Letter lists as of the date of this Agreement all material “Benefit Plans.”  For purposes of this Agreement, “Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary or any of ERISA Affiliates is a party and with respect to which the Company or any Subsidiary or any ERISA Affiliate has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary or any ERISA Affiliates.

(b)               Plan Documents and Reports.  Except as disclosed in Section 3.9(b) of the Seller Disclosure Letter, a true and correct copy of each of the following documents, and all amendments and modifications to such documents embodying the material Benefit Plans has been made available to Parent and Merger Sub, including (i) the written document evidencing each material Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any material Benefit Plan, (ii) the two most recent annual reports (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Benefit Plan, (v) results of nondiscrimination testing for 2010 and 2011 (to the extent that the results of nondiscrimination testing for 2012 are not available as of the date hereof), (vi) all material correspondence with the Department of Labor or the IRS and (vii) any related trust agreements, annuity contracts, insurance contracts or documents of any other funding arrangements relating to a Benefit Plan.  The Company has made available to Parent and Merger Sub all current employee handbooks and manuals.  Except as specifically provided in the foregoing documents delivered or made available to Parent and Merger Sub, there are no amendments to any material Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Benefit Plans.  No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)                Compliance with Laws; Liabilities.  Section 3.9(c)(i) of the Seller Disclosure Letter identifies each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.  Each such Benefit Plan is the subject of a favorable determination letter or opinion letter from the IRS or a request for a favorable determination letter or opinion letter has been timely filed with the IRS, and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Benefit Plan.  Except as disclosed in Section 3.9(c)(ii) of the Seller Disclosure Letter, (i) all Benefit Plans comply and have been operated in all material respects in accordance with their terms and the requirements of Law applicable thereto, (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Benefit Plan and (iii) the Company and the Subsidiaries have not engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Benefit Plan or their related trusts, if any, which would reasonably be expected to result in a material liability of the Company.  No Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Authority, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened.  Except as would not reasonably be expected to result in a material liability to the Company, all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made on a timely basis in accordance with applicable Law.  Neither the Company nor any of its Subsidiaries or ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA.

(d)               Post-Retirement Benefits.  Except as disclosed in Section 3.9(d) of the Seller Disclosure Letter, neither the Company nor any of the Subsidiaries has any liability under any Benefit Plan or otherwise for providing post-retirement health, medical and life insurance benefits for retired, former or current employees, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law where such continuation coverage is provided at the recipient’s sole expense.

(e)                Multiemployer Plans.  Neither the Company nor any of its ERISA Affiliates contributes to or is obligated to contribute to, or within the six (6) years preceding this Agreement contributed to, or was obligated to contribute to, a

Multiemployer Plan or a Multiple Employer Plan", and neither the Company nor any of its ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan".

(f)                Each Option has been granted with an exercise price that is at least equal to the fair market value, as determined under Section 409A of the Code, of a share of Common Stock on the applicable date of grant.

(g)               All contributions required to be made by the Company or any Subsidiary to any Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due from or payable by the Company or any Subsidiary with respect to insurance policies funding any Benefit Plan, for any period through the date hereof, have been made or paid within the time period prescribed by any such plan, agreement or applicable Law.

(h)               There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability (as hereinafter defined) that would be a liability following the Closing of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.  Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.  For the purposes of this Section 3.9, “Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq.  of ERISA and Section 4980B of the Code, in each case, as a result of the Company or any Subsidiary being an ERISA Affiliate of another Person (other than the Company or any Subsidiary) prior to the Closing.

(i)                 Except as disclosed on Section 3.9(i) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) entitle any current or former employee, consultant, officer or director of the Company or any Subsidiary to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer or director, (iii) result in any forgiveness of Indebtedness, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend, merge, terminate or receive a reversion of assets from any Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any Subsidiary as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(j)                 There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefits Plans or the assets of any trusts under any of the Benefit Plans which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Benefit Plan, or any other party.

3.10          Taxes.  Except as set forth in Section 3.10 of the Seller Disclosure Letter,

(a)                all Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been timely filed, such Tax Returns are complete and correct in all material respects and all Taxes shown on such Tax Returns and all other material Taxes required to be paid by, or that could give rise to a Lien on the assets of, the Company or any of the Subsidiaries have been timely paid;

(b)               all material Taxes required to be withheld by the Company and the Subsidiaries have been timely withheld and all withheld Taxes have been timely paid over to the proper Taxing authorities or properly set aside in accounts for such purpose;

(c)                (1) there are no waivers or extensions of statutes of limitations or periods of assessment or collection of any Taxes with respect to the material Taxes or the material Tax Returns of the Company or any of the Subsidiaries, and no written power of attorney with respect to any such Taxes, has been filed or entered into with any Taxing Authority; (2) the time for filing any Tax Return with respect to the Company or any of the Subsidiaries has not been extended to a due date later than the date of this Agreement; (3) no material Taxes or material Tax Returns with respect to the Company or any of the Subsidiaries are currently the subject of any judicial or administrative proceeding, audit, examination or investigation, and no such proceeding, audit, examination or investigation has been threatened in writing; (4) no Taxing Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of the Subsidiaries with respect to any Taxable period for which the period of assessment or collection remains open; and (5) no jurisdiction (whether within or without the United States) in which the Company or any of the Subsidiaries has not filed a particular type of Tax Return has asserted that the Company or such Subsidiary is required to file such Tax Return in its jurisdiction;

(d)               neither the Company nor any of the Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company or any of the Subsidiaries after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (iii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement, other than any such agreements or arrangements that are between or among the Company or any of the Subsidiaries and other than any customary (A) lease or (B) financing agreement in each case not primarily related to Taxes, or (iv) has any liability for the Taxes of any Person (other than for the Company or any Subsidiary) whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise;

(e)                neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (ii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any Taxable period ending on or prior to the Closing Date.  Neither the Company nor any of the Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c) (or any similar provision of state, local or foreign law).  Neither the Company nor any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement;

(f)                as of the date of this Agreement, neither the Company nor any of the Subsidiaries is organized outside of the United States;

(g)               since December 31, 2012, there has not been any commitment made or action or event taken, authorized or agreed to be taken, that, if taken, authorized or agreed to be taken, during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2(m); and

(h)               there is no Tax sharing, allocation, indemnity or similar agreement or arrangement between the Company or any of the Subsidiaries, on the one hand, and any of the Common Stockholders, on the other hand.

3.11          Litigation.  Except as set forth on Section 3.11 of the Seller Disclosure Letter (a) none of the Company, the Subsidiaries or the Assets is subject to any outstanding or unsatisfied Order (b) and there is no charge, complaint, claim, action, suit, arbitration, prosecution, proceeding, inquiry, hearing or investigation of any nature (civil, criminal, regulatory or otherwise) in Law or in equity (“Litigation”), of, before or in any, Governmental Authority, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened against or affecting any of the Company, the Subsidiaries or the Assets, (c) there are no settlements or similar written agreements with any Governmental Authority affecting any of the Company, the Subsidiaries or the Assets and (d) as of the date hereof, there is no Litigation involving the Company, any of the Subsidiaries or the Assets, pending or, to the Knowledge of the Company, threatened, which questions or challenges (i) the validity of this Agreement, or (ii) any action taken to be taken by the Company or any of the Subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.12          Regulatory Matters.

(a)                Except as set forth in Section 3.12 of the Seller Disclosure Letter, each of the Company and the Subsidiaries are, and since January 1, 2010 have been, in compliance in all material respects with all laws, statutes, Orders, rules, and regulations, including 42 U.S.C. Section 1320a-7b (the Federal Anti-Kickback Law), 42 U.S.C. Section 1320a-7a (Civil Monetary Penalty Statute), 31 U.S.C. Sections 3729-3733 (the False Claims Act), Pub. L. No. 111-5 (the Health Information Technology for Economic and Clinical Health Act), and 42 U.S.C. Section 1320d et seq.  (the Health Insurance Portability and Accountability Act of 1996, FDA Law and Regulation and any comparable state or local laws) (collectively, “Laws”).  None of the Company and the Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of any Governmental Authority.

(b)               Except as set forth in Section 3.12 of the Seller Disclosure Letter, all material approvals, permits, franchises, licenses, consents, exemptions and similar authorizations (collectively, “Permits”) of all Governmental Authorities that are required to permit the Company and the Subsidiaries to carry on their businesses have been obtained and are in full force and effect.  There has been no violation, default, cancellation or revocation, nor, to the Knowledge of the Company, any threatened cancellation or revocation, of any Permit, except for any violation, default, cancellation or revocation that would not reasonably be expected to be materially adverse to the Company and the Subsidiaries, taken as a whole.  None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except to the extent that any of the foregoing may occur solely as a result of the Company being owned by Parent, Parent’s equity owners or their Affiliates.

(c)                Except as set forth in Section 3.12 of the Seller Disclosure Letter, each of the Company and the Subsidiaries are, and since January 1, 2010, have been, in compliance in all respects with 42 U.S.C. Section 1395nn (the Stark Law), all applicable regulations thereunder, and any comparable state and local Laws applicable to the Company and the Subsidiaries.

(d)               Except as set forth in Section 3.12 of the Seller Disclosure Letter, since January 1, 2008, neither the Company nor any Subsidiary has received written notice of any Litigation by any Governmental Authority, and no such Litigation is currently pending, nor to the Knowledge of the Company, is there any reasonable grounds to anticipate any Litigation with respect to, any violation of, or any obligation to take remedial action under, any Laws or Permits, other than routine audits or inquiries by a Governmental Authority unrelated to any wrongdoing or misconduct by the Company or any of the Subsidiaries.

(e)                None of the Company and the Subsidiaries is a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services.  None of the Company and the Subsidiaries has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

(f)                The Subsidiaries that receive payments from the Medicare, Medicaid and other federal and state healthcare programs (the “Programs”) are eligible to receive payment from such Programs under Titles XVIII and XIX of the Social Security Act and are “suppliers” under existing supplier agreements through the applicable carriers.  The applicable Subsidiaries are, and since January 1, 2008 have been, in compliance in all material respects with (x) the conditions of participation in the Programs and (y) the billing guidelines of the Programs and, to the Knowledge of the Company, have not received any payment or reimbursement from the Programs in excess of amounts allowed by Law, other than payments that may be routinely adjusted by the Programs in the normal course of business.  There is no proceeding or investigation under the Programs involving the Company or the Subsidiaries, nor to the Knowledge of the Company is any such proceeding or investigation threatened.  None of the Company or any of the Subsidiaries has been excluded from participation or is otherwise ineligible to participate in the Programs.

3.13          Environmental Matters.

(a)                The Company’s existing Phase I Environmental Reports set forth in Section 3.13(a) of the Seller Disclosure Letter (the “Environmental Reports”) have been made available for inspection by Parent and, to the Knowledge of the Company, were accurate and complete in all material respects as of the date of such reports.

(b)               Except as described in Section 3.13(b) of the Seller Disclosure Letter:

(i)                 the Company and the Subsidiaries are in compliance and, for the last five years, have complied with all applicable Environmental Laws, including the possession of all Permits required under applicable Environmental Laws to operate the business as currently conducted (the “Environmental Permits”), and in compliance with their terms and conditions, except to the extent such noncompliance would not reasonably be expected to be materially adverse to the Company and the Subsidiaries, taken as a whole;

(ii)               neither the Company nor any Subsidiary has received notice of a civil, criminal or administrative suit, claim, action, proceeding or investigation under any Environmental Law relating to any property or facility currently or formerly owned, operated or leased by any of them, except to the extent that any such matter would not reasonably be expected to be materially adverse to the Company and the Subsidiaries, taken as a whole;

(iii)             neither the Company nor any Subsidiary has received from any Governmental Authority written notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law for any site Contaminated by Hazardous Substances;

(iv)             except to the extent such Contamination would not reasonably be expected to be materially adverse to the Company and the Subsidiaries, taken as a whole, to the Knowledge of the Company, no portion of any property currently owned, leased or occupied by the Company or a Subsidiary is Contaminated, and neither the Company nor any of the Subsidiaries has caused or taken any action that would reasonably be expected to result in any material liability or obligation relating to the environmental conditions at, on, above, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any of the Subsidiaries; and

(v)               except to the extent that any such matter would not reasonably be expected to be materially adverse to the Company and the Subsidiaries, taken as a whole, neither the Company nor any of the Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location that is subject to liability for Response Actions pursuant to Environmental Laws.

3.14          Absence of Changes.  Except as disclosed in Section 3.14 of the Seller Disclosure Letter, since the Balance Sheet Date and prior to the date hereof, the businesses of the Company and the Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any commitment made or action taken, or authorized or agreed to be taken, by the Company or any of the Subsidiaries that, if made, taken or authorized or agreed to be taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.  Since the Balance Sheet Date, there has not been any change, event, fact, effect or occurrence (or with respect to any change, event, fact, effect or occurrence existing prior to the Balance Sheet Date, any worsening thereof) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.15          Labor Relations; Compliance.

(a)                Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement or other labor contract and there are no labor unions representing, purporting to represent or attempting to represent any employees employed by the Company or any Subsidiary.  Except as set forth in Section 3.15 of the Seller Disclosure Letter, since January 1, 2010, there has not occurred and, to the Knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, employee grievance, concerted refusal to work overtime by, or lockout of, or union organizing campaign with respect to, any employees of the Company or any Subsidiary, (b) any proceeding or suit against or materially affecting the Company or any Subsidiary relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (c) any application for certification of a collective bargaining agent seeking to represent any employees of the Company or any Subsidiary.  The Company and each Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.  Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is properly so characterized.

(b)               Neither the Company nor any Subsidiary has effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of the WARN Act, or implemented any early retirement, separation or window program within the twenty-four (24) months prior to the date of this Agreement, nor has the Company or any of the Subsidiaries announced any such action or program for the future.

3.16          Real Property.

(a)                Leased Real Property.  Section 3.16(a) of the Seller Disclosure Letter contains a complete and correct list of all leases, subleases or other occupancy agreements (together with any and all amendments and modifications thereto and any guarantees thereof) (collectively, the “Leases”) pursuant to which the Company or a Subsidiary, as of the date of this Agreement, leases, subleases or occupies real property as tenant, subtenant or occupant (the “Leased Real Property”).  Section 3.16(a) of the Seller Disclosure Letter sets forth the address, landlord and tenant for each such Lease as described in the Lease.  The Company or the applicable Subsidiary party to the respective Leases pertaining to each Leased Real Property have good and valid title to the leasehold estate under the Leases free and clear of any Liens other than Permitted Liens and none of the Company nor any Subsidiary is in default under any such Lease in any material respect.  Except as set forth in Section 3.16(a) of the Seller Disclosure Letter, neither the Company nor any Subsidiary is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property or the Owned Real Property.

(b)               Owned Real Property.  Section 3.16(b) of the Seller Disclosure Letter contains a complete and correct list of all real property owned by the Company or a Subsidiary as of the date of this Agreement (which real property, together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “Owned Real Property” and, together with the Leased Real Property, the “Company Real Property”).  Section 3.16(b) of the Seller Disclosure Letter sets forth the address and owner of each parcel of Owned Real Property.  The Subsidiaries have good, valid and marketable fee simple title to all of the Owned Real Property, free and clear of any Lien other than Permitted Liens.  There is issued and in effect with respect to all of the Owned Real Property valid and enforceable owner’s title insurance policies, true and correct copies of which have been provided to Parent (the “Title Policies”).  None of the Owned Real Property is subject to any first refusal, purchase option, right to purchase or other similar right.

(c)                There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Real Property or any part thereof, and, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

3.17          Brokers and Finders.  There is no investment banker, broker or finder retained by or authorized to act on behalf of the Company, any of the Subsidiaries or any of the Company’s stockholders or Affiliates who might be entitled to any fee, commission or reimbursement of expenses from the Company or any of the Subsidiaries in connection with the transactions contemplated hereby other than (a) Clayton, Dubilier & Rice, LLC, whose fees and expenses shall be paid pursuant to Section 2.10(b)(v)(A), (b) Goldman, Sachs & Co., whose fees and expenses shall be paid pursuant to Section 2.10(b)(v)(B), (c) J.P. Morgan Securities LLC (or one of its Affiliates), whose fees and expenses shall be paid pursuant to Section 2.10(b)(v)(C) and (d) Goldman, Sachs & Co. (or one of its Affiliates), whose fees and expenses shall be paid pursuant to Section 2.10(b)(vi).

3.18          Affiliate Agreements.  Section 3.18 of the Seller Disclosure Letter lists all agreements and transactions to which the Company or any Subsidiary, on the one hand, with any Affiliate (other than the Company or the Subsidiaries), any immediate family member of such Affiliate (to the Knowledge of the Company), or any stockholder of the Company or Affiliate of such stockholder, including any portfolio company of such stockholder or Affiliate (other than the Company or the Subsidiaries) on the other hand, are parties (each, an “Affiliate Agreement”), other than any employee agreements, agreements entered into under the Stock Incentive Plan, any Benefit Plan and any arms’ length commercial agreement or transaction entered into in the ordinary course of business with a portfolio company of any Principal Stockholder or any Affiliate of any Principal Stockholder (and such agreements and transactions shall not be deemed to be “Affiliate Agreements”).  No Affiliate of the Company and the Subsidiaries (other than the Company or the other Subsidiaries), stockholder of the Company or controlled Affiliate of such a stockholder, owns any material Asset.  To the Knowledge of the Company, no officer or director of the Company or any Subsidiary has any direct or indirect ownership interest in any Person with which the Company or any of the Subsidiaries has a business relationship, or any Person that competes with the Company or any of the Subsidiaries, except that (i) officers or directors of the Company or any of the Subsidiaries may have direct or indirect ownership interests in Goldman, Sachs & Co., Clayton, Dubilier & Rice, LLC and any of their respective Affiliates, and (ii) officers or directors of the Company or any of the Subsidiaries and members of their immediate families may own stock in publicly-traded companies that may compete with the Company or the Subsidiaries.  No member of the immediate family of any officer or director of the Company or any of the Subsidiaries is directly or indirectly interested in any Material Contract, other than any Material Contracts described in clauses (i) or (ii) of Section 3.7(a), in which case such member of the immediate family may have an indirect interest in such Material Contract by virtue of such family member’s familial relationship with such officer or director.

3.19          Significant Customers and Suppliers.

(a)                Section 3.19(a) of the Seller Disclosure Letter lists the ten (10) most significant customers (measured by dollar volume of sales to such customer for the twelve-month period ended December 31, 2012) of each of the Edgepark Medical Supplies and Independence Medical business units (the “Significant Customers”), and the approximate dollar amount of the aggregate sales for each such Significant Customer during such period.  None of the Significant Customers has terminated its relationship with the Company or the Subsidiaries.  Neither the Company nor any of the Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that any Significant Customer has ceased, or will cease, to use the products, equipment, goods or services of the Company or any of the Subsidiaries or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services.

(b)               Section 3.19(b) of the Seller Disclosure Letter lists the names of each of (i) the ten (10) most significant suppliers from which the Company and the Subsidiaries, taken as a whole, purchased materials, supplies, services and other goods (measured by dollar volume of purchases from such suppliers) for the twelve-month period ended December 31, 2012 (such suppliers, in clauses (i) and (ii) are collectively referred to as “Significant Suppliers”) and the amount for which each such Significant Supplier invoiced the Company or any of the Subsidiaries during such period.  None of the Significant Suppliers has terminated its relationship with the Company or the Subsidiaries.  Neither the Company nor any of the Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that any Significant Supplier has ceased or will cease after the date hereof, to supply materials, supplies, services and other goods to the Company or any of the Subsidiaries on terms and conditions similar in all material respects to those imposed on sales to the Company and the Subsidiaries over the nine (9) months prior to the date of this Agreement (other than in respect of terms and conditions that are not adverse to the Company and the Subsidiaries).

3.20          Privacy and Data Protection.

(a)                Except as set forth in Section 3.20(a) of the Seller Disclosure Letter, the Company’s and each of the Subsidiaries’ collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information complies with in all material respects, and since January 1, 2011 has complied with in all material respects, (i) any business associate agreements (as defined in 45 C.F.R. 160.103) to which any of them is a party, (ii) the Payment Card Industry Data Security Standard or (iii) any published privacy policy of the Company or of any of the Subsidiaries.  The Company and each of the Subsidiaries have posted in accordance with Information Privacy and Security Laws privacy policies governing their use of Personal Information on their websites and websites they maintain on behalf of customers and since January 1, 2011 have complied at all times with such privacy policies then in force in all material respects.

(b)               Except as set forth in Section 3.20(b) of the Seller Disclosure Letter, (i) each Material Contract with a third party that involves the processing, retention or transmission of credit card information on behalf of the Company or any of the Subsidiaries requires such third party to comply with all relevant requirements of the

Payment Card Industry Data Security Standard and (ii) neither the Company nor any of the Subsidiaries has acted in a manner that would trigger a notification or reporting requirement under the Payment Card Industry Data Security Standard, to the extent applicable.

(c)                Except as set forth in Section 3.20(c) of the Seller Disclosure Letter, the Company and each of the Subsidiaries have, since January 1, 2010, performed a security rule risk assessment that meets (i) the standards set forth at 45 C.F.R. 164.308 (a)(1) (ii)(A), including an assessment as described at 45 C.F.R. 164.306(d)(3), taking into account the factors set forth in 45 C.F.R. 164.306 (a), (b), and (c), and created and maintained documentation in accordance with 45 C.F.R. 164.316, and (ii) the Payment Card Industry Data Security Standard (the “Security Risk Assessment”).

(d)               The Company and each of the Subsidiaries that sponsor a self-insured ERISA health plan for their employees or receive any protected health information from any insurer or HMO that provides health insurance to their employees have complied in all material respects with the obligations under HIPAA and other applicable Information Privacy and Security Laws that are required to allow their receipt, use and/or disclosure of that protected health information.

3.21          FDA.

(a)                Neither the Company nor any of the Subsidiaries engages in any activities that would constitute manufacturing, as that term is defined by the FDA.

(b)               Except as would not reasonably be expected to result in a material liability to the Company: (i) each third party product that is distributed by the Company or any of the Subsidiaries, while in the care, custody and control of the Company or any of the Subsidiaries is and always has been, as applicable, stored and distributed and distribution records maintained in a manner to ensure that the product does not become adulterated or misbranded; (ii) neither the Company nor any of the Subsidiaries has undertaken a recall, field correction or removal of any U.S. marketed finished medical device that was the result of mishandling, or any type of adulteration or misbranding, that was caused by the Company or any of the Subsidiaries; (iii) with respect to the third party products distributed by the Company or any of the Subsidiaries, the Company and each such Subsidiary is in compliance with all provisions of such distribution agreements that pertain to FDA Law and Regulation.

(c)                Neither the Company nor any of the Subsidiaries has received any written notice or communication from the FDA alleging any material non-compliance with any applicable provisions of the FDA Law and Regulation.  Neither the Company nor any of the Subsidiaries has entered into any consent decree or other Order pursuant to any FDA Law and Regulation.  Since January 1, 2010, there has not been any material violation of any FDA Law and Regulation by any of the Company or the Subsidiaries in their distribution, record keeping and reports to the FDA that could reasonably be expected to require or lead to any investigation, corrective action or enforcement, or regulatory or administrative action.

(d)               To the Knowledge of the Company, no officer or employee of the Company or of any of the Subsidiaries has: (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg.  46191 (September 10, 1991); (iv) been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a; or (v) been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Laws.

3.22          Sourcing Arrangements.  Not more than 1% (by dollars spent) of the medical consumables, medical instruments and medical equipment, taken as a whole, purchased, sourced or otherwise obtained by the Company and its Subsidiaries, is purchased, sourced or otherwise obtained from a Person other than either (a) the original manufacturer, or (b) a primary wholesale distributor of medical devices that (i) purchases, sources or obtains all of such devices directly from the original manufacturer of such devices or (ii) is authorized by the original manufacturer to resell such devices to another distributor (all such medical consumables, medical instruments and medical equipment, collectively, “ASV Product”).

3.23          NO OTHER REPRESENTATIONS OR WARRANTIES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III OR THE CERTIFICATE TO BE DELIVERED TO PARENT PURSUANT TO SECTION 2.2(b)(iii), NEITHER THE COMPANY NOR ANY OTHER PERSON ON ITS BEHALF MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE SUBSIDIARIES OR THEIR CONDITION OR BUSINESSES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1              Due Incorporation.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and Delaware, respectively, with all requisite power and authority to own and operate its assets and properties as they are now being owned and operated and to carry on its business as now conducted.  All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent free and clear of Liens of any kind.

4.2              Due Authorization.  Each of Parent and Merger Sub has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate or other action of Parent and Merger Sub.  Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.3              Consents and Approvals; No Violations.  Except for (a) filings under Section 2.3 and (b) filings under the HSR Act, the execution, delivery and performance by Parent and Merger Sub of this Agreement will not (i) violate any Law applicable to Parent or Merger Sub; (ii) require any filing or registration by Parent or Merger Sub with, or consent or approval with respect to Parent or Merger Sub of, or other action by, any Governmental Authority; (iii) violate or conflict with or result in a breach or default under any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their assets or properties are bound; or (iv) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub, except, in the case of clause (iii), where any such violation, conflict, breach or default would be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and Merger Sub, or materially impair the ability of Parent and Merger Sub to perform their obligations under this Agreement or consummate the Merger or the other transactions contemplated hereby.

4.4              Investigation; Limitation on Warranties.

(a)                Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigations into the Company, its Subsidiaries and the Assets.

(b)               Parent and Merger Sub acknowledge and agree that neither the Company nor any Subsidiary, nor any other Person acting on behalf of the Company or any of their respective Affiliates (which, for purposes of this Section 4.4(b), includes ISG) or representatives, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any Subsidiary,  or their respective businesses or assets, except as expressly set forth in Article III or the certificate to be delivered to Parent pursuant to Section 2.2(b)(iii) and that, except as expressly set forth in Article III or the certificate to be delivered to Parent pursuant to Section 2.2(b)(iii), the Company, its Subsidiaries, and the Assets are being sold “as is” and “where is”.

(c)                Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary, nor any other Person acting on behalf of the Company or any of their respective Affiliates or representatives, nor any Principal Stockholder makes, has made or is making any representations or warranties whatsoever with respect to any financial estimates, projections or other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) with respect to the future performance or future business plans of the Company and the Subsidiaries.

4.5              No Fraudulent Intent.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement at the direction or otherwise on behalf of Parent or Merger Sub with the intent to hinder, delay or defraud either present or future creditors of the Company or the Subsidiaries.

4.6              Acquisition for Investment.  The capital stock and other interests of the Surviving Corporation and the Subsidiaries (including ISG) acquired by Parent pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Parent will not offer to sell or otherwise dispose of such stock or interests so acquired by it in violation of any of the registration requirements of the Securities Act or any comparable state Law.  Parent (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Common Stock and is capable of bearing the economic risks of such investment.

4.7              Plant Closings and Mass Layoffs.  As of the date hereof, Parent does not intend to effect any “plant closings” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or the Subsidiaries (including ISG) without complying with the provisions of the WARN Act.

4.8              Brokers and Finders.  Neither Parent nor Merger Sub is committed to pay any investment banker’s, brokers’ or finders’ fees, commissions or expense reimbursement in connection with the transactions contemplated by this Agreement other than Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.9              Sufficient Funds.  As of immediately prior to or substantially simultaneously with the Closing, Parent will have sufficient funds to pay the Merger Consideration and to effect all other transactions contemplated by this Agreement and the Purchase Price Adjustment Escrow Agreement.

4.10          Litigation.  As of the date of this Agreement, there is no Litigation pending against, or, to the Knowledge of Parent, threatened against, Parent or Merger Sub before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

4.11          Operations of Merger Sub.  Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than those incident to its formation and in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1              Access to Information and Facilities.

(a)                From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, the Company shall, and shall cause the Subsidiaries to, give Parent and Merger Sub and Parent’s and Merger Sub’s representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Company and the Subsidiaries, and shall make the officers and employees of the Company and the Subsidiaries available to Parent and Merger Sub and their representatives as Parent, Merger Sub and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or a Subsidiary (including ISG) to take any actions that would unreasonably disrupt the normal course of their businesses or violate any applicable Law; provided, however, that nothing herein shall require the Company to provide access or to disclose any information to Parent if such access or disclosure would be in violation of applicable Laws (including the HSR Act).  Other than as expressly prohibited in the preceding sentence, prior to the Closing or termination of this Agreement, Parent is authorized to contact any officer, director, employee, lender or, with the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned), franchisee, customer, supplier, distributor or other material business relation of the Company or the Subsidiaries prior to the Closing.

(b)               Parent, Merger Sub and their representatives shall treat and hold strictly confidential any Confidential Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement.

(c)                From the date hereof until the Closing Date, the Company shall (a) provide to Parent copies of any management reports that have been historically prepared by the Company and any Subsidiary and delivered to the Principal Stockholders or the

Company and (b) timely prepare, and promptly deliver to Parent (but in any event no later than 30 days following the end of such month), monthly financial statements, to be in scope and detail consistent with the monthly financial statements that have been historically prepared by the Company and any Subsidiary and delivered to its board of directors or management, which monthly financial statements shall include financial information with respect to ISG; provided, however, that the Company may exclude or redact from any such reports or statements any information specifically related to this Agreement, the transactions contemplated hereby or the Company’s rights hereunder.

(d)               The Company shall use commercially reasonable efforts to provide to Parent, by a date that is no later than 90 days following the end of the Company’s 2012 fiscal year, a 2012 GAAP audited consolidated balance sheet and related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year for the Company and its Subsidiaries, accompanied by the opinion of PricewaterhouseCoopers LLP; provided, that (i) if such consolidated balance sheet, related statements and opinion are not delivered by the date that is 90 days following the end of the Company’s 2012 fiscal year, the Company shall continue to use commercially reasonable efforts to provide such financials as soon as possible thereafter and deliver them to the Parent promptly when they become available, and (ii) if Parent or its Affiliates consummate the full amount of their desired Debt Financing prior to such date, the Company shall have no further obligation under this Section 5.1(d).

5.2              Preservation of Business.  From the date of this Agreement until the Effective Time, other than as expressly permitted or required by this Agreement, the Purchase Price Adjustment Escrow Agreement or the Indemnification Escrow Agreement, with the prior written consent of Parent (not to be unreasonably withheld or delayed), as required by applicable Law or as set forth in Section 5.2 of the Seller Disclosure Letter, the Company shall, and shall cause the Subsidiaries (including, for all purposes of this Section 5.2, ISG) to, be operated in the ordinary course of business and consistent with past practice in all material respects.  From the date of this Agreement until the Effective Time, other than as expressly permitted or required by this Agreement, the Purchase Price Adjustment Escrow Agreement or the Indemnification Escrow Agreement, as set forth in Section 5.2 of the Seller Disclosure Letter, as required by applicable Law or with the prior written consent of Parent (not to be unreasonably withheld or delayed), the Company shall, and shall cause the Subsidiaries to, use commercially reasonable efforts to preserve intact their businesses, the Assets and their relationships with customers, suppliers and others having business dealings with them in all material respects, and keep available the services of their present officers and significant employees.  Without limiting the generality of the foregoing, the Company shall not, and shall cause the Subsidiaries not to, other than as otherwise expressly permitted or required by this Agreement, the Purchase Price Adjustment Escrow Agreement or the Indemnification Escrow Agreement, with the prior written consent of Parent (it being understood that, with respect to clauses (f), (h), (i), (j), (k), (s), (o) and (u)(ii) below, such consent shall not be unreasonably withheld or delayed), as required by applicable Law or as set forth in Section 5.2 of the Seller Disclosure Letter:

(a)             (i) amend or otherwise change in any material respect their respective Organizational Documents or (ii) cause any of the Company or any of the Subsidiaries to be organized outside of the United States;
(b)            sell, lease, transfer, license, assign or otherwise dispose of any Asset having a value in excess of $50,000 or in the aggregate in excess of $250,000, other than the disposition of inventory in the ordinary course of business consistent with past practice;
(c)             (i) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former directors, officers, employees, consultants, independent contractors of the Company or its Subsidiaries (collectively, “Employees”) (other than payments under existing agreements, severance policies or termination pay policies in effect on the date of this Agreement), (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iv) become party to, establish, adopt or amend an employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any Employee, (v) become party to, commence participation in, establish, adopt, amend or terminate any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement covering any Employee, (vi) amend, modify, terminate or materially modify a prior interpretation of any existing Benefit Plan in any manner that would increase the liability of the Company or any of the Subsidiaries, other than increases that are not material arising due to customary renewals of third party vendor arrangements in the ordinary course of business, (vii) grant any new equity awards to any Employee, (viii) except as provided in Section 2.9, accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Benefit Plan to the extent not required by the terms of this Agreement or such Benefit Plan as in effect on the date of this Agreement, (ix) otherwise increase salaries, bonuses or other compensation or benefits payable to any Employee (except with regard to employees who are not directors or officers, increases in base salaries or base wages in the ordinary course of business consistent with past practice, which shall not exceed 3.0% in the aggregate for all such employees on an annualized basis) or (x) hire or terminate the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (cash and target equity) of $350,000 or more;

(d)            except for the cancellation of the Options and RSUs in accordance with this Agreement and the issuance of shares of Common Stock upon exercise of Options in accordance with the terms thereof, issue, sell or grant options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem, repurchase or otherwise acquire, any Company Securities or any Subsidiary Securities or make any changes (by split, combination, reorganization, reclassification or otherwise) in the capital structure of the Company or any of the Subsidiaries;
(e)             incur any Indebtedness, except any Funded Debt pursuant to the Senior Credit Agreements that will be paid off in full at the Closing;
(f)             create or incur any Lien on any Asset, other than in the ordinary course of business consistent with past practice, Permitted Liens and Liens securing Indebtedness under the Senior Credit Agreements;
(g)            declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company;
(h)            merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction (other than the Merger);
(i)              (i) except in the ordinary course of business consistent with past practice (including extensions at the end of a term in the ordinary course of business consistent with past practice), enter into, transfer or terminate, or materially modify or amend, or (ii) release, assign or otherwise change any material rights under or (iii) waive any material right under or discharge any other party of any material obligation under, any Material Contract;
(j)              make any material loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in the Subsidiaries in the ordinary course of business consistent with past practice;
(k)            acquire any real property or any direct or indirect interest in any real property;
(l)              make any material change to its accounting methods, policies or practices with respect to the maintenance of books of account and records, except as required by GAAP or applicable Law;
(m)          make, change or revoke any material Tax election, change any Tax accounting period or any material method of Tax accounting, amend any material

Tax Returns or file any claims for material Tax refunds, enter into any closing agreement, settle or compromise any material Tax claim, audit, assessment or other proceeding or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(n)            fail to make capital expenditures in the amounts and for the purposes set forth in the Company’s capital expenditures budget existing as of the date of this Agreement, or make any other capital expenditures or commitments for capital expenditures in an amount in excess of $500,000 in the aggregate;
(o)            forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the ordinary course of business consistent with past practice;
(p)            fail to pay or satisfy any material account payable or other liability incurred in the ordinary course of business consistent with past practice (including in each case, the timing of any such payments), other than any such liability that is being contested by the Company or its Subsidiaries in good faith;
(q)            make any material payments, grant material discounts or any other consideration to customers or suppliers, other than in the ordinary course of business consistent with past practice;
(r)              make any material changes in the management of Working Capital or materially modify practices with respect to the writing and mailing of checks, other than in the ordinary course of business consistent with past practice;
(s)             settle or compromise any material Litigation or enter into any material settlement, compromise or release contemplating or involving any admission of material wrongdoing or misconduct or providing for any material relief or settlement other than the payment of money;
(t)              adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries (other than the Merger); or
(u)            (i) take or fail to take any action materially inconsistent with Section 5.2(u) of the Seller Disclosure Letter (relating to the integration of ISG), or (ii) enter into (A) any Lease or (B) any contract that requires the Company and the Subsidiaries to spend more than $1,000,000 over the term of the contract, in each case in connection with the ISG integration, whether or not consistent with Section 5.2(u) of the Seller Disclosure Letter (relating to the integration of ISG); or

(v)            authorize any of, or agree or commit to do any of, the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Subsidiaries.

5.3              Exclusivity.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Subsidiaries (including for all purposes of this Section 5.3, ISG) and their respective officers, directors, employees, agents, partners, Affiliates and other representatives not to, directly or indirectly, solicit, initiate, encourage, assist or respond to the submission of any proposal or offer from any Person relating, with respect to the Company or any Subsidiary, to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any Subsidiary or (iv) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to pursue or effect a Competing Transaction or enter into any agreement with respect to a Competing Transaction.  The Company shall, and shall cause all Persons acting on its behalf to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing.  As soon as reasonably practicable after the date hereof, the Company shall instruct each Person (other than Parent and Merger Sub and their representatives) in possession of confidential information about the Company that was furnished pursuant to a confidentiality agreement within the prior twelve (12) months in connection with any actual or potential proposal by such Person to acquire the Company (or any portion thereof) to promptly return or destroy all such information.

5.4              Efforts.

(a)                Subject to the terms and conditions hereof, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to obtain or make all necessary or appropriate filings required under applicable Law and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement.  None of the parties shall knowingly take, cause or permit to be taken any action which would reasonably be expected to materially delay or prevent consummation of the transactions contemplated by this Agreement.

(b)               The Company shall use its reasonable best efforts to obtain any consents required pursuant to the Material Contracts in connection with the consummation of the transactions contemplated by this Agreement, and Parent shall use its reasonable best efforts to cooperate with the Company in such efforts.  Anything to the contrary in this Agreement notwithstanding, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Material Contract or otherwise.  Anything to the contrary in this Agreement notwithstanding, each of Parent and Merger Sub agrees that neither the Company nor any of its Affiliates shall have any liability whatsoever to Parent or Merger Sub arising out of or relating to the failure to obtain any such consent and no representation, warranty or covenant herein shall be breached or deemed breached, no condition shall be deemed not satisfied and no termination right shall be deemed triggered as a result of such failure.

(c)                The Company and Parent will, within ten (10) Business Days after the date hereof, file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report forms required for the transactions contemplated hereby, and subsequent to such filings, any supplemental information that may be requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act.  Each of Parent and the Company will promptly furnish to the other (x) all necessary information as the other may reasonably request in connection with the preparation of any filing or submission pursuant to the HSR Act and (y) copies of all written communications (and memoranda setting forth the substance of any oral communication) with the FTC or the DOJ in connection with the transactions contemplated by this Agreement.  To the extent practicable, each of Parent and the Company will consult with the other prior to any meetings, by telephone or in person, with the staff of the FTC or the DOJ in connection with the transactions contemplated by this Agreement, and each of Parent and the Company will have the right to have a representative present at any such meeting to the extent permitted by such Governmental Authority.  Parent shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act.

(d)               The parties shall (i) respond as promptly as practicable to any inquiries or requests for documentation or information or any request for additional information (a “second request”) received from the FTC or the DOJ and to all inquiries and requests received from any other Governmental Authority in connection with Competition Law matters, and (ii) use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Competition Laws and to cause the waiting periods, approvals or other requirements under the HSR Act and all other Competition Laws to terminate or expire or be obtained at the earliest possible date.

(e)                Without limiting the generality of the foregoing, each party to this Agreement shall: (i) cooperate fully with the other parties hereto, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by any other party hereto to evidence or reflect the Merger (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver or authorization required to be obtained by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.  In furtherance of the foregoing, each of Parent and Merger Sub agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other Person whose consent or approval is sought hereunder.  For purposes of this Agreement, “reasonable best efforts” shall not include nor require either party or its subsidiaries to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to such party, (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to such party, (C) agree to any order, action or regulatory condition of any regulatory body, whether in an approval proceeding or another regulatory proceeding, that, if effected, would cause a material reduction in the expected benefits to Parent of the Merger and the other transactions contemplated this Agreement or (D) to litigate before any Governmental Authority (any of the foregoing effects, a “Burdensome Effect”).  In the event that any action or proceeding is threatened or instituted challenging the Merger as violative of any Law, Parent and the Company shall use reasonable best efforts to avoid or resolve such action; provided, however, that no party shall be required to take any action that constitutes a Burdensome Effect.  The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

5.5              Maintenance of Insurance.  The Company and the Subsidiaries will continue to carry their existing insurance through the Closing, and shall not allow any material breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business consistent with past practice) by the Company or the Subsidiaries of such insurance policies or agreements that are material to the Company and the Subsidiaries, taken as a whole, to occur or exist without the consent of Parent.

5.6              Supplemental Information.  From time to time prior to the Closing, the Company will promptly disclose in writing to Parent any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be disclosed to Parent or which would render inaccurate or misleading any of the representations, warranties or statements set forth in Article III hereof in any material respect.  No information provided pursuant to this Section 5.6 shall be deemed to cure any breach of any representation, warranty, or covenant made in this Agreement.

5.7              Preservation of Records; Post-Closing Access and Cooperation; Litigation Support.

(a)                For a period of two (2) years after the Closing Date or such other period (if longer) required by applicable Law, the Surviving Corporation shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and the Subsidiaries (including any documents relating to any governmental or non-governmental Litigation) relating to the conduct of the business and operations of the Surviving Corporation and the Subsidiaries prior to the Closing Date in accordance with the policies of Parent with respect to document preservation and retention; provided, however, that the Surviving Corporation shall preserve and retain all such books, records and documents related to any matters that are the subject of a claim for indemnification pursuant to Article IX until the final resolution of such claim.  For purposes of this Section 5.7, the term “Subsidiaries” shall include ISG.

(b)               Parent and the Surviving Corporation shall, after the Closing Date, afford promptly to the Representative reasonable access during normal business hours to the offices, facilities, books, records, officers and employees of the Surviving Corporation and the Subsidiaries to the extent reasonably requested by the Representative in connection with any tax-reporting matters, including on behalf of any Fully-Diluted Stockholder, provided that such access shall not obligate the Surviving Corporation or any Subsidiary to take any actions that would unreasonably disrupt the normal course of their businesses or any applicable Law.

5.8              Employees and Benefits.

(a)                For a period beginning on the Closing Date and continuing until December 31, 2013 except as provided in Section 5.8(a) of the Seller Disclosure Letter, Parent shall, or shall cause the Surviving Corporation and the Subsidiaries to, provide all persons who are employed by the Company and the Subsidiaries (including ISG) as of the Closing Date (including those on temporary layoffs or approved leaves of absence) (“Continuing Employees”), with the salary, annual bonus opportunity and employee benefits that are substantially comparable to, in the aggregate, the salary, annual bonus opportunity and employee benefits being provided to each such Continuing Employee immediately before the Closing Date; provided, however, that nothing herein shall be deemed to preclude the Surviving Corporation and the Subsidiaries from amending or terminating any plan, program or arrangement, transitioning Continuing Employees to any employee benefit plan, program or arrangement of Parent, or terminating the employment of any Continuing Employee, and; provided, further, that nothing herein shall be deemed to amend any Benefit Plan.  Parent shall, or shall cause the Surviving Corporation to, assume (or, by virtue of the Merger, be deemed to have assumed) all liabilities and obligations of the Company with respect to any employment agreements in accordance with their terms, other than any employment agreement that terminates in connection with the Merger pursuant to the terms of any new employment arrangement or offer letter entered into between Parent and a Continuing Employee.

(b)               In any termination or layoff of any Continuing Employee by Parent or the Surviving Corporation after the Closing, Parent and the Surviving Corporation will comply fully, if applicable, with the WARN Act and all other applicable foreign, federal, state and local Laws, including those prohibiting discrimination and requiring notice to employees.  From the date of this Agreement until the earlier of the Closing Date or the date this Agreement is terminated, at the request of Parent, which shall not occur more frequently than on a bi-weekly basis, the Company shall provide to Parent within seven (7) calendar days of Parent’s request a written schedule that reflects (i) the number of employees of the Company who have experienced during such period an “employment loss” (as defined in the WARN Act) and (ii) the title, position and employment of each such employee of the Company.  Parent shall use its best efforts not, and shall cause the Surviving Corporation and the Subsidiaries (including ISG) to use their respective best efforts not, at any time prior to sixty (60) calendar days after the Closing Date, to effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any facility, site of employment, operating unit or employee of the Surviving Corporation or the Subsidiaries (including ISG) without complying fully with the requirements of the WARN Act.  Parent and Surviving Corporation will bear the cost of compliance with (or failure to comply with) any such Laws.

(c)                For periods on and after the Closing Date, the Surviving Corporation and the Subsidiaries shall continue to have all obligations and liabilities under and with respect to the Benefit Plans and to or with respect to all persons entitled to benefits under the provisions of each such Benefit Plan in accordance with their terms.

(d)               This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.  Without limiting the foregoing, no provision of this Section 5.8 shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of the Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

5.9              Public Announcements.  The Company, Parent and Merger Sub will consult with each other before issuing any press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and no party shall, without the prior written consent of the other parties (which consent will not be unreasonably withheld, delayed or conditioned), issue any such press release or make any such public statement, except as may be required by applicable Law.

5.10          Indemnification of Directors and Officers.

(a)                For six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of the Subsidiaries to the same extent such persons are currently indemnified by the Company and the Subsidiaries pursuant to the Company’s and the Subsidiaries’ Organizational Documents as in effect on the date hereof for acts or omissions occurring at or prior to the Effective Time, and for such period of time Parent shall not, and shall not permit the Surviving Corporation or the Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or a Subsidiary’s Organizational Documents relating to the exculpation or indemnification of present and former officers and directors as in effect immediately prior to the Effective Time, except (i) as required by applicable Law or (ii) unless the provisions as so amended, repealed or modified in connection with a restructuring in which the governing documents of the Surviving Corporation include substantially equivalent exculpation or indemnification provisions with respect to such acts or conduct for the benefit of such persons (provided that the officers and directors of the Company prior to the Closing shall continue to be entitled for such six-year period to exculpation and indemnification under such provisions of the Company’s and the Subsidiaries’ Organizational Documents as in effect on the date hereof with respect to acts or omissions occurring at or prior to the Effective Time).

(b)               Parent shall cause the Surviving Corporation and the Subsidiaries to maintain in effect for six (6) years from the Closing Date directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s and the Subsidiaries’ directors’ and officers’ liability insurance policies for events occurring at or prior to the Effective Time (“D&O Insurance”) on terms not less favorable than such existing insurance coverage; provided that the Surviving Corporation and the Subsidiaries shall not be required, and Parent shall not be required to cause the Surviving Corporation and the Subsidiaries, to pay for the D&O Insurance in an annual amount in excess of three hundred percent (300%) of the annual premium currently paid as of the date hereof by the Company and the Subsidiaries for such insurance; provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Notwithstanding anything to the contrary in this Agreement, the Company and the Subsidiaries may, and at Parent’s request shall, prior to the Effective Time and at Parent’s expense, purchase run-off directors’ and officers’ liability insurance; provided that payment for such insurance coverage provided by such run-off directors’ and officers’ insurance policy shall not exceed three hundred percent (300%) of the annual premium currently paid as of the date hereof by the Company and the Subsidiaries for such insurance.  If the cost of such run-off insurance would require an expenditure that exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.  Any such “tail” directors’ and officers’ insurance and indemnification policy will satisfy Parent’s obligation under this Section 5.10(b) to provide D&O Insurance; provided that in the event that any claim is brought under such D&O Insurance, the policy shall be maintained until final disposition thereof.

(c)                In the event that Parent, the Surviving Corporation or the Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Parent or the Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 5.10.

5.11          Tax Matters.

(a)                Tax Cooperation.  The Fully-Diluted Stockholders, the Representative, Parent and the Surviving Corporation shall cooperate fully with each other in connection with (i) the preparation and filing of any U.S. federal, state, local or foreign Tax Returns that include the business and operations of the Company and the Subsidiaries and (ii) any audit or examination by any Taxing Authority of the Tax Returns referred to in clause (i).  Such cooperation shall include the furnishing or making available of employees on a mutually convenient basis and records, books of account or other materials of the Company and the Subsidiaries necessary or helpful for the defense against assertions of any Taxing Authority as to any Tax Returns referred to in clause (i) above.

(b)               Transfer Taxes.  All federal, state, local and foreign transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (other than Withholding Taxes) imposed on the Merger (the “Transfer Taxes”) shall be paid fifty percent (50%) by each of Parent and the Representative (on behalf of the Fully-Diluted Stockholders).

5.12          Seller Transaction Expenses.  Following the application of the Estimated Merger Consideration as contemplated by Section 2.10(b), neither the Surviving Corporation nor any of the Subsidiaries shall have any Liabilities in respect of any Seller Transaction Expenses.  If any Person shall make a claim for payment of Seller Transaction Expenses (other than in respect of Final Unpaid Seller Transaction Expenses)

after the Effective Time, the Representative on behalf of the Fully-Diluted Stockholders, shall indemnify and hold harmless Parent and the Surviving Corporation for, from and against any such claim, including any out-of-pocket expenses incurred in connection therewith.

5.13          Section 280G Stockholder Approval.  If it is reasonably expected that, absent the vote described below, there would be an imposition of Taxes under Section 4999 of the Code, the Company shall take all actions necessary to, reasonably in advance of the Closing Date, deliver to its stockholders a disclosure statement in a form reasonably satisfactory to Parent, which satisfies the Company’s disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that its stockholders vote in favor of the transactions disclosed therein through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall not make any such payments or provide any such benefits that are not so approved.  The Company shall provide Parent and its representatives with a copy of such disclosure statement within a reasonable time prior to delivery to the Company’s stockholders for Parent’s approval, with such approval not to be unreasonably withheld or delayed.

5.14          Section 338 Election.  Parent shall not make any election under Section 338 of the Code with respect to the acquisition of the Common Stock pursuant to this Agreement.

5.15          Termination of Affiliate Agreements.  At or prior to the Effective Time, the Company shall use its reasonable best efforts to terminate, or otherwise amend to exclude the Company and any Subsidiary as a party thereto, all Affiliate Agreements other than those Affiliate Agreements set forth on Section 5.15 of the Seller Disclosure Letter.

5.16          Appraisal Notice.  The Company shall cooperate with Parent to prepare and mail an appraisal notice pursuant to Section 262 of the DGCL to the Fully-Diluted Stockholders that complies with applicable Law, including providing any financial statements of the Company required to be included in such appraisal notice.

5.17          Financing.

(a)                The Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Company Representatives”) to, at Parent’s sole expense, provide all cooperation that is reasonably necessary or customary and reasonably requested by Parent to assist Parent in the arrangement of bank financing and/or bond offerings for the purpose of financing the Merger, the fees and expenses incurred in connection therewith and the other transactions contemplated hereby (the “Debt Financing”), including assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with the Debt Financing; provided, however, that (x) nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the Company’s and the Subsidiaries’ respective businesses, (B) require the Company or any of the Subsidiaries or any of the Company Representatives to pay any fees or expenses or otherwise incur any liability or give any indemnities prior to the Effective Time (except to the extent any such fee or expense is conditioned on the consummation of the Merger or Parent has advanced the amount of such fees, expenses or liabilities to the Company or the Subsidiaries), and (C) require the preparation or delivery of (i) financial statements, other than those contemplated by Sections 5.1(c) and 5.1(d), or (ii) pro forma financial information or forecasts of the Company and the Subsidiaries and (y) any documentation executed by the Company or any of its Subsidiaries shall not become effective until the consummation of the Closing.  Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, Parent shall be permitted to share all information subject to such agreement with its financing sources, subject to customary confidentiality undertakings by such financing sources with respect thereto.

(b)               Parent shall indemnify and hold harmless each of the Company, the Subsidiaries and their respective Company Representatives and any Seller Indemnified Party from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.17.  Parent shall, promptly upon request of the Company, reimburse the Company and the Subsidiaries for all out-of-pocket costs and expenses incurred by the Company or the Subsidiaries (including those of their respective Company Representatives) in connection with the cooperation required by this Section 5.17.

(c)                Each of Parent and Merger Sub acknowledges and agrees that (i) the obtaining of the Debt Financing is not a condition to the Closing, and (ii) that none of Parent’s or Merger Sub’s respective obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining financing in respect of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub at Closing under this Agreement are subject to the satisfaction (or written waiver by Parent) of the following conditions precedent on or before the Effective Time:

6.1              Accuracy of Warranties.  Other than the representations and warranties of the Company set forth in Sections 3.1(b), 3.1(c), 3.2 and 3.17 (collectively, the “Fundamental Representations”), each of the representations and warranties of the Company and the Representative contained in this Agreement shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), except, in each case, for such failures to be true and correct that do not constitute, either individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.  Each of the Fundamental Representations shall be true and correct (except for any de minimis inaccuracy) as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)).

6.2              Compliance with Agreements and Covenants.  The Company and the Representative shall have duly performed and complied in all material respects with all of the covenants, obligations and agreements (other than Section 5.17) contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

6.3              HSR Clearance.  The applicable approvals, clearances or waiting periods under the HSR Act shall have been obtained, expired or been earlier terminated.

6.4              No Prohibition.  No applicable Law shall have been adopted, promulgated or entered by any Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

6.5              No Material Adverse Effect.  No change, event, fact or occurrence shall have occurred since the date of this Agreement that constitutes a Material Adverse Effect.

6.6              Dissenting Shares.  No more than five percent (5%) of the outstanding shares of Common Stock shall be Dissenting Shares.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company at Closing under Article II of this Agreement are subject to the satisfaction (or written waiver by the Representative) of the following conditions precedent on or before the Effective Time:

7.1              Accuracy of Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or like qualifications therein) shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent such representations and warranties are made as of an earlier date (in which case, as of such earlier date)), except for such failures to be true and correct as would not have or reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Parent and Merger Sub, taken as a whole.

7.2              Compliance with Agreements and Covenants.  Parent and Merger Sub shall have duly performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

7.3              HSR Clearance.  The applicable approvals, clearances or waiting periods under the HSR Act shall have been obtained, expired or been earlier terminated.

7.4              No Prohibition.  No applicable Law shall have been adopted, promulgated or entered by any Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

ARTICLE VIII

TERMINATION

8.1              Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)             With the mutual written consent of each of the Company, Parent and Merger Sub;
(b)            By either the Company or Parent, if the Closing of the Merger shall not have occurred on or before September 30, 2013 (the “Termination Date”); provided, that, if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing), other than the conditions set forth in Section 6.3 and Section 7.3, then the Company may extend the Termination Date by no more than thirty (30) calendar days;
(c)             By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing at the Effective Time, to the failure of a condition set forth in Article VII and (B) has not been or is incapable of being cured by Parent prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) calendar day after its receipt of written notice thereof from the Company;

(d)            By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing at the Effective Time, to the failure of a condition set forth in Article VI and (B) has not been or is incapable of being cured by the Company prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) calendar day after its receipt of written notice thereof from Parent;
(e)             By either the Company or Parent, if (i) there shall be any Law that makes consummation of the Merger illegal or (ii) any Governmental Authority having competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order or other action shall have become final and nonappealable; or
(f)             By Parent, if a copy of the Stockholder Consent has not been delivered to Parent within twenty-four (24) hours of mutual execution of this Agreement.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any party whose breach of its (or in the case of the Company, its or the Representative’s) representations or warranties set forth herein or whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy any condition to the obligations of the other party hereunder.

8.2              Expenses.  Whether or not the Merger is consummated and except as otherwise provided in this Agreement or the other transaction documents to be entered into in connection with this Agreement and the transactions contemplated hereby, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.3              Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2 or this Section 8.3) on the part of Parent, Merger Sub, the Company or the Representative; provided, however, that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages (including claims for damages based on the consideration that would have otherwise been payable by Parent and Merger Sub) for fraud or for willful breach of this Agreement.  The provisions of Sections 5.1(b) and 8.2, this Section 8.3, and Sections 10.6, 10.12, 10.13 and 10.18  will survive any termination hereof.

8.4              Specific Performance.

(a)                The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.12, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

(b)               To the extent any party hereto brings any Litigation to enforce specifically the performance of the terms and provisions of this Agreement (other than Litigation to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 8.3 hereof) in accordance with the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Litigation is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Litigation.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1              Survival.  The representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any certificate delivered pursuant to Section 2.2(b)(iii) or Section 2.2(c)(ii), including any rights arising out of any breach of such representations, warranties covenants and agreements and any right to indemnification pursuant to Sections 9.2 and 9.3, shall survive the Closing until the twelve (12) month anniversary of the Closing (the “Survival Termination Date”).  The parties agree that (i) in this Article IX they intend to shorten (in the case of the limited survival period specified in this Section 9.1) the applicable statute of limitations period with respect to certain claims and (ii) no Person shall be liable for any claim for indemnification under this Article IX unless a Claim Notice is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Notice only, until such claim is fully and finally resolved, whether or not the amount of the Losses resulting from such breach has been determined at the time the Claim Notice is given and (iii) any claims for indemnification under this Article IX for which notice is not timely delivered pursuant to this Section 9.1 shall be expressly barred and hereby waived.  Notwithstanding the foregoing, except as set forth in Section 8.3, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement in accordance with its terms.

9.2              Parent Parties Indemnification.  Subject to the provisions of this Article IX, after the Closing Date, Parent, the Surviving Corporation, their respective Affiliates and the directors, officers, employees, stockholders, agents, representatives, successors and assigns of each such Person (collectively, the “Parent Indemnified Parties”) shall be entitled to indemnification solely from the Indemnification Escrow Account for any and all Losses incurred or suffered by any of them, directly or indirectly, as a result of, relating to or arising out of:

(a)          the failure of any of the representations or warranties made by the Company in this Agreement to be true and correct as of the Effective Time (except for those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date); and
(b)            any breach by the Company or any Subsidiary of any of its covenants or agreements contained herein (other than Section 5.17) which are to be performed by the Company at or before the Effective Time.

provided, that the aggregate amount of Losses with respect to which all Parent Indemnified Parties may be entitled to indemnification under this Section 9.2 shall not exceed the Indemnification Escrow Amount.

9.3              Seller Indemnification.  Subject to the provisions of this Article IX, after the Closing Date, the Fully-Diluted Stockholders and their respective Affiliates and the directors, officers, employees, stockholders, agents, representatives, successors and assigns of each such Person (collectively, the “Seller Indemnified Parties”) shall be entitled to indemnification for any and all Losses incurred or suffered by any of them, directly or indirectly, as a result of, relating to or arising out of:

(a)             the failure of any of the representations or warranties made by Parent or Merger Sub in this Agreement to be true and correct as of the Effective Time (except for those representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date), and
(b)            any breach by Parent or Merger Sub of any of their respective covenants or agreements contained herein which are to be performed by Parent or Merger Sub, as applicable, at or before the Effective Time.

provided, that the aggregate amount of Losses with respect to which all Seller Indemnified Parties may be entitled to indemnification under this Section 9.3 shall not exceed the Indemnification Escrow Amount.

9.4              Claims.

(a)                Any Person seeking indemnification under Sections 9.2 or 9.3 (each, an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (such notified party, the “Responsible Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or reasonably expected to give rise to a right of indemnification hereunder, stating:

(i)                 that the Indemnified Party believes it has incurred, or will incur, liability for Losses for which such Indemnified Party believes it is or will be entitled to indemnification pursuant to this Agreement, including a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (it being agreed that the failure to specify any provision of this Agreement in such Claim Notice shall not preclude the Indemnified Party from asserting that there has been a breach of, or inaccuracy in, or failure to perform such provision); and

(ii)               specify in reasonable detail, to the extent known, the facts and circumstances with respect to the subject matter of the claim including, to the extent known and reasonably estimable, each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced by such failure.

(b)               If the Responsible Party has disputed a claim for indemnification under Sections 9.2 or 9.3  (including any Third Party Claim), the Responsible Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  In the event that the Responsible Party shall object to the indemnification sought by an Indemnified Party from the Responsible Party that does not involve a Third Party Claim (which is addressed in Section 9.4(c) below) as set forth in a Claim Notice, the Responsible Party shall deliver to the Indemnified Party within thirty (30) days from its receipt of the Claim Notice a notice that the Responsible Party disputes such claim (such notice, the “Indemnification Dispute Notice”) and the Responsible Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such Indemnification Dispute Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Responsible Party shall have so objected.  If the Indemnified Party and the Responsible Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Responsible Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement.  If the Responsible Party and the Indemnified Party cannot resolve such dispute in sixty (60) days after delivery of the Indemnification Dispute Notice, such dispute shall be resolved pursuant to the terms of Sections 10.6, 10.11  and 10.12.

(c)                If a claim by a third party (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under Sections 9.2 or 9.3, such Indemnified Party shall promptly notify the Responsible Party of such Third Party Claim; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is materially prejudiced thereby.  Other than in connection with a Third Party Claim by a Governmental Authority (including any Taxing Authority), the Responsible Party shall have fifteen (15) Business Days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (provided that the fees and expenses of such counsel shall be borne by such Indemnified Party).  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  In any case where the Representative is acting on behalf of the Fully-Diluted Stockholders in connection with a Third Party Claim, all expenses incurred by the Representative in the defense or settlement of such Third Party Claim shall be paid using funds from the Indemnification Escrow Account.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim; provided, that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Indemnification Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement.  If the Responsible Party does not notify the Indemnified Party within fifteen (15) Business Days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim, provided  that (i) the Indemnified Party shall not thereby waive any right to indemnity therefor pursuant to this Agreement and (ii) the Responsible Party shall not be deemed to have waived any right to assert that the Indemnified Party was not entitled to indemnification therefor pursuant to this Agreement.  The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that (w) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment, (x) does not involve only the payment of money damages, (y) imposes an injunction or other equitable relief upon the Indemnified Party or (z) includes any admission of wrongdoing or misconduct by the

Indemnified Party.  In connection with a Third Party Claim by a Governmental Authority (including any Taxing Authority), the Indemnified Party shall have the right to assume the conduct and control of the settlement or defense thereof, provided that (1) the Indemnified Party shall permit the Responsible Party to participate in such settlement or defense through counsel chosen by such Responsible Party and (2) the Responsible Party shall not have any liability for any Losses arising out of or in connection with such Third Party Claim if such Third Party Claim is settled, adjusted or compromised by the Indemnified Party without the consent of the Responsible Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)               Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties shall cooperate with each other in any notifications to insurers.

9.5              Limitations on Indemnification Obligations.  The rights of the Indemnified Parties to indemnification pursuant to the provisions of this Article IX are subject to the following limitations:

(a)             With respect to each indemnification obligation in this Article IX: (i) the amount of any Loss will be determined on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds that have already been paid at the time the amount of such Losses are determined and (iii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential, special, indirect or punitive damages, lost profits, diminution in value or similar items, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim.
(b)            None of the Indemnified Parties shall be entitled to recover for any particular Loss pursuant to Sections  9.2(a) or 9.3(a) unless such Loss (or series of related Losses) equals or exceeds $50,000 (each, a “Qualifying Loss”); provided, however, that this limitation shall not apply to Losses in respect of claims for breaches of any Fundamental Representation.
(c)             None of the Parent Indemnified Parties or the Seller Indemnified Parties shall be entitled to recover Qualifying Losses pursuant to Sections 9.2(a)

or 9.3(a) (as applicable) until the total amount of Qualifying Losses which the Parent Indemnified Parties or Seller Indemnified Parties, respectively, would recover under Sections 9.2(a) or 9.3(a), but for this Section 9.5(c), exceeds $10,350,000 (the “Deductible”), whereupon the Parent Indemnified Parties and the Seller Indemnified Parties, respectively, shall be entitled to indemnification only for such Qualifying Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses in respect of claims for breach of any Fundamental Representation.

(d)            Notwithstanding anything contained herein to the contrary, nothing in this Section 9.5  shall limit any Person’s rights to recovery in respect of fraud or willful misconduct.
(e)             For all purposes of this Article IX, any inaccuracy or breach of the representations and warranties contained in this Agreement (other than the Company’s representations and warranties in the first sentence of Section 3.6(a), Section 3.7(a), the first sentence of Section 3.8, and Sections 3.9(a) and 3.14, shall be determined without reference to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality contained or incorporated directly or indirectly in any such representation or warranty.
(f)             For purposes of determining the amount of any Losses subject to indemnification under Section 9.2, the amount of such Losses will be determined net of all liabilities that are (i) properly accrued, (ii) specifically accrued for the matter subject to indemnification and (iii) reflected in the Final Closing Working Capital.
(g)            Any portion of Losses to be reimbursed by the Responsible Party determined to be covered, in whole or in part, by Third Party Insurance coverage of the Company as of the date hereof and any D&O “tail” coverage pursuant to Section 5.10, the Indemnified Party shall promptly give notice thereof to the Responsible Party (a “Notice of Insurance”).  If the Responsible Party so requests within one hundred eighty (180) calendar days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”.  Any amount payable by a Responsible Party pursuant to this Article IX shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds.  In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds and/or any other amount in respect of any Losses for which a Responsible Party has actually reimbursed such Indemnified Party pursuant to this Article IX, such

Indemnified Party shall promptly pay over to the Responsible Party such Eligible Insurance Proceeds and/or the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Responsible Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Responsible Party in pursuing or defending any claim arising out of such matter.

(h)            Any Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.
(i)              If the Indemnified Party receives any payment from a Responsible Party in respect of any Losses pursuant to Sections 9.2 or 9.3 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Responsible Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Responsible Party to recover from the Potential Contributor the amount of such payment.

9.6              Indemnification Payments and Indemnification Escrow.

(a)                Claims for Losses specified in any Claim Notice to which a Responsible Party shall not object in writing within thirty (30) calendar days of receipt of such Claim Notice (other than a Third Party Claim, which is addressed in Section 9.4(c)), claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.4(b) and Section 10.8 hereof or shall have been settled as described in Section 9.4(c) are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Responsible Party shall agree), the Responsible Party shall pay to the Indemnified Party (except in the case where a payment has been already effected pursuant to the Indemnification Escrow Agreement) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Responsible Party not less than two (2) Business Days prior to such payment.  Amounts to be paid to Parent Indemnified Parties shall be paid solely from the Indemnification Escrow Account pursuant to the Indemnification Escrow Agreement and the terms hereof.

(b)               On the Survival Termination Date, Parent and the Representative shall provide a joint written instruction, pursuant to the Indemnification Escrow Agreement, to the Escrow Agent to deliver promptly from the Indemnification Escrow Account to the

Representative and Surviving Corporation by wire transfer of immediately available funds all or a portion of the cash held in the Indemnification Escrow Account, such that, following such transfer, the amount of cash remaining in the Indemnification Escrow Account equals only the amount, if any, of claims for indemnification under Section 9.2 properly asserted prior to such date by the Parent Indemnified Parties in writing in accordance with this Article IX, but not yet resolved as of the Survival Termination Date (such claims, “Unresolved Claims,” and such portion of cash to be transferred, the “Indemnification Escrow Remainder”).  The Escrow Agent shall release (x) to the Representative, an amount in cash equal to the Common Stockholders’ aggregate Ownership Percentage (in respect of such Common Stockholders’ Common Stock) of the Indemnification Escrow Remainder and (y) to the Surviving Corporation, an amount in cash equal to the remainder portion of the Indemnification Escrow Remainder.  Upon receipt of the foregoing amounts from the Escrow Agent and subject to Section 2.10(d)(vi), the Representative shall promptly pay to each Common Stockholder its applicable Ownership Percentage (in respect of such Common Stockholder’s Common Stock) of the Indemnification Escrow Remainder, and the Surviving Corporation shall promptly pay to each Optionholder its applicable Ownership Percentage (in respect of such Optionholder’s Options) of the Indemnification Escrow Remainder and to each RSU Holder its applicable Ownership Percentage (in respect of such RSU Holder’s RSUs) of the Indemnification Escrow Remainder.  Upon final resolution of any Unresolved Claim in respect of which an amount had been retained (to the extent not utilized to satisfy valid claims for indemnification pursuant to Section 9.2), Parent and the Representative shall provide a joint written instruction, pursuant to the Indemnification Escrow Agreement, to the Escrow Agent to deliver such amount promptly from the Indemnification Escrow Account by wire transfer of immediately available funds and such amount shall be paid to each Common Stockholder, each Optionholder and each RSU Holding in accordance with the process set forth in the preceding sentence and the terms of the Indemnification Escrow Agreement.

(c)                Promptly upon any Person becoming entitled to release of amounts from the Indemnification Escrow Account pursuant to this Article IX or the Indemnification Escrow Agreement, Parent and the Representative shall provide joint written instructions, pursuant to the Indemnification Escrow Agreement, to the Escrow Agent instructing the Escrow Agent to so release such amounts; provided that the Representative may issue a unilateral instruction for release of amounts in respect of expenses incurred by the Representative in the defense or settlement of a Third Party Claim pursuant to Section 9.4(c).

9.7              Exclusive Remedy.  Anything to the contrary in this Agreement notwithstanding, the parties hereby agree that, in addition to any remedy available pursuant to Section 8.4, following the Closing, absent fraud or intentional misrepresentation, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement (or any other claims relating to this Agreement and the other documents, certificates or agreements delivered pursuant to this Agreement) shall be the indemnification rights set forth in this Article IX.

9.8              Tax Treatment of Indemnity Payments.  The parties hereto agree to treat any payment made pursuant to this Article IX as an adjustment to the Merger Consideration for all Tax purposes except to the extent otherwise required by applicable Law.

ARTICLE X

MISCELLANEOUS

10.1          Amendment.  Prior to the Effective Time, this Agreement may be amended, modified or supplemented, but only in a writing signed by Parent, the Company and the Representative.  Following the Effective Time, this Agreement may be amended, modified or supplemented, but only in a writing signed by Parent, the Surviving Corporation and the Representative.

10.2          Notices.  Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)                If to the Company, addressed as follows:

AssuraMed, Inc.
1810 Summit Commerce Park
Twinsburg, Ohio 44087
Attention:  Steven Eisenberg, Vice President and General Counsel
Facsimile No.:  (330) 487-1463

with copies (which shall not constitute notice) to:

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, New York 10152
Attention:  Theresa Gore
Facsimile No.:  (212) 407-5252

GS Capital Partners VI Fund, L.P.
200 West Street

New York, New York 10282
Attention:  Ben Adler
Facsimile No.:  (212) 482-3820

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Paul S. Bird, Esq.
Facsimile No.:  (212) 909-6836

(b)               If to the Representative, addressed as follows:

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, New York 10152
Attention:  Theresa Gore
Facsimile No.:  (212) 407-5252

with copies (which shall not constitute notice) to:

GS Capital Partners VI Fund, L.P.
200 West Street
New York, New York 10282
Attention:  Ben Adler
Facsimile No.:  (212) 482-3820

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:  Paul S. Bird, Esq.
Facsimile No.:  (212) 909-6836

(c)                If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
Attention:  Executive Vice President and General Counsel
Facsimile No.:  (614) 652-5051

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  David A. Katz, Esq.
                  David K. Lam, Esq.
Facsimile No.:  (212) 403-2000

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3          Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4          Counterparts.  This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email).  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

10.5          Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Seller Disclosure Letter are for convenience only and shall not be deemed part of this Agreement or the Seller Disclosure Letter or be given any effect in interpreting this Agreement or the Seller Disclosure Letter.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any capitalized term used in any Exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  All references to dollars or to “$” shall be references to United States dollars.

10.6          APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

10.7          Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8          Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by Parent or the Surviving Corporation without the prior written consent of the Company and the Representative; provided that Parent and Merger Sub may assign this Agreement (in whole but not in part) to one or more Affiliates of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement.  Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9          Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.  Notwithstanding the foregoing, (a) the Fully-Diluted Stockholders and the Persons referred to in Section 5.10 are hereby made third party beneficiaries of this Agreement, with (x) the Fully-Diluted Stockholders having the limited right to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement to the extent such remedies are expressly available to the Company pursuant to the terms of this Agreement, including Sections 8.2 and 8.4, and (y) the Persons referred to in Section 5.10 having the rights to indemnification and insurance solely with respect to Section 5.10, provided, however, that the rights granted to the Fully-Diluted Stockholders pursuant to this Section 10.9 shall only be enforceable by the Representative on their behalf in the Representative’s sole and absolute discretion (and not directly by any such Common Stockholder, RSU Holder or Optionholder) and under no circumstances shall any such rights of the Fully-Diluted Stockholders be enforceable by such Common Stockholders, RSU Holders, Optionholders or by any other Person acting for or on their behalf (other than the Representative) and (b) the Financing Sources are hereby made third party beneficiaries of Section 10.12(b).

10.10      Further Assurances.  Upon the reasonable request of Parent or the Representative, each party will, on and after the Closing Date, execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate the Merger and to effect and evidence the provisions of this Agreement and the transactions contemplated hereby.

10.11      Entire Understanding.  The Exhibits and the Seller Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.  This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings among the parties with respect to the subject matter hereof.

10.12      JURISDICTION OF DISPUTES.

(a)                IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12(a) AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.12(a) SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT

THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES HERETO EXPRESSLY AGREE (I) THAT IT WILL NOT BRING OR SUPPORT ANY LAWSUIT, CLAIM, COMPLAINT, ACTION, FORMAL INVESTIGATION OR PROCEEDING BEFORE OR BY ANY GOVERNMENTAL ENTITY (EACH, AN “ACTION”), WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY FORUM OTHER THAN ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND ANY APPELLATE COURT THEREOF (II) TO WAIVE AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION AND (III) THAT ANY SUCH ACTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

10.13      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14      Seller Disclosure Letter.  Disclosure in any section of the Seller Disclosure Letter shall apply only to the indicated Section of this Agreement, except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement.  The inclusion of information in the Seller Disclosure Letter shall not be construed as an admission that such information is material to any of the Company or the Subsidiaries.  In addition, matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except where expressly stated in the relevant representation, warranty or covenant), and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy.

10.15      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.16      Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

10.17      Provision Respecting Representation of Company.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Debevoise & Plimpton LLP may serve as counsel to each and any of the Representative, Fully-Diluted Stockholders and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and the Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Debevoise & Plimpton LLP may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding such representation or any continued representation of the Company and/or the Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation.

10.18      Representative.

(a)                The parties have agreed that it is desirable to designate a representative to act on behalf of the Fully-Diluted Stockholders for certain limited purposes, as specified herein.  The parties have designated Clayton, Dubilier & Rice, LLC as the initial Representative, and the Stockholder Consent and the executed Letters of Transmittal will expressly ratify and approve such designation.

(b)               The Company hereby agrees that Parent and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Representative as to the settlement of any claims against the Purchase Price Adjustment Escrow Amount pursuant to the Purchase Price Adjustment Escrow Agreement, to the settlement of any claims against the Indemnification Escrow Amount pursuant to the Indemnification Escrow Agreement or as to any actions required or permitted to be taken by the Representative hereunder, under the Purchase Price Adjustment Escrow Agreement or under the Indemnification Escrow Agreement.

(c)                Upon written instruction to the Escrow Agent, all out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Representative in performing any actions under this Agreement (including in connection with the determination of the Conclusive Merger Consideration pursuant to Section 2.11, the Purchase Price Adjustment Escrow Agreement, the Indemnification Escrow Agreement and any Transfer Taxes paid by the Representative pursuant to Section 5.11(b)), will be paid out of the Representative Escrow Account from time to time, as and when such fees and expenses are incurred and at the Representative’s sole discretion.  In addition, the Representative shall have the right to recover any of such fees and expenses from the Indemnification Escrow Account from any amount that would otherwise be distributed to the Fully-Diluted Stockholders and, prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth such fees and expenses actually incurred.  The Representative shall establish with the Escrow Agent such terms and procedures for administering, investing and disbursing any amounts from the Representative Escrow Amount as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement.  If any balance of the Representative Escrow Amount remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement, the Purchase Price Adjustment Escrow Agreement, the Representative Escrow Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, then (i) the Representative shall provide a written instruction to the Escrow Agent to deliver promptly from the Representative Escrow Account by wire transfer of immediately available funds to the Representative an amount in cash equal to the Common Stockholders’ aggregate Ownership Percentage (in respect of such Common Stockholders’ Common Stock) of the balance of the Representative Escrow Account and to the Surviving Corporation, an amount in cash equal to the remainder balance of the Representative Escrow Account, and (ii) upon receipt of any such amounts from the Escrow Agent, (A) the Representative shall promptly pay or cause to be paid to each Common Stockholder its applicable Ownership Percentage (in respect of such Common Stockholder’s Common Stock) of the balance of the Representative Escrow Account, and the Surviving Corporation shall promptly pay to each Optionholder its applicable Ownership Percentage (in respect of such Optionholder’s Options) of the balance of the Representative Escrow Account and to each RSU Holder its applicable Ownership Percentage (in respect of such RSU Holder’s RSUs) of the balance of the Representative Escrow Amount.

(d)               Each of the Company, Merger Sub and Parent acknowledges and agrees that the Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, each of the Company, Merger Sub and Parent acknowledges and agrees that the Representative shall have no liability to, and shall not be liable for any Losses of, any of the Company, Merger Sub, Parent or the Surviving Corporation in connection with any obligations of the Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of fraud or willful misconduct by the Representative in connection with the performance of its obligations hereunder.

(e)                All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Effective Time.

(f)                The Representative hereby represents and warrants to Parent and Merger Sub that:

(i)                 The Representative has been duly formed and is validly existing as a limited liability company under the laws of the State of Delaware.  The Representative has all requisite power and authority to execute and deliver this

Agreement, the Indemnification Escrow Agreement and the Purchase Price Adjustment Escrow Agreement.

(ii)               The execution and delivery by the Representative of this Agreement, the Indemnification Escrow Agreement and the Purchase Price Adjustment Escrow Agreement and the performance by the Representative of its obligations hereunder and thereunder do not and will not conflict with or violate any provision of any applicable law, rule or regulation of any Governmental Authority applicable to, or the organizational documents of, the Representative.

(iii)             Except (A) for filings under Section 2.3, (B) for filings under the HSR Act, and (C) as set forth in Section 3.3 of the Seller Disclosure Letter, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the Representative’s execution of this Agreement or the Purchase Price Adjustment Escrow Agreement, the Indemnification Escrow Agreement or its consummation of any of the transactions contemplated hereby and thereby.

10.19      Release.  Effective as of the Closing Date, each of Parent and the Surviving Corporation (each, a “Parent Releasor”), on behalf of itself and its heirs, legal representatives, successors, assigns and controlled Affiliates, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Fully-Diluted Stockholders, the Representative, and each of their respective Affiliates, and each of the Fully-Diluted Stockholders’, Representative’s and such Affiliates’ respective past, present or future officers, managers, directors, trustees, shareholders, partners, members, beneficiaries, employees, counsel and agents, in each case, in their respective capacities as a direct or indirect stockholder of the Company, in connection with the direct or indirect investment in the Company or, to the extent applicable, in their capacity as a director, officer, agent or service provider of the Company (each, a “Seller Releasee”), of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, “Claims”) which such Parent Releasor or its heirs, legal representatives, successors, assigns or controlled Affiliates ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Effective Time resulting or arising from or relating to the Seller Releasee’s status as a direct or indirect stockholder of the Company, in connection with the direct or indirect investment in the Company or, to the extent applicable, in their capacity as a director, officer, agent or service provider of the Company.  Notwithstanding the foregoing, each Parent Releasor and its respective heirs, legal representatives, successors, assigns and controlled Affiliates retain, and do not release, their rights and interests (x) under this Agreement or the transactions contemplated hereby, (y) with respect to any Claim or Liability solely to the extent resulting from a Seller Releasee’s fraud, intentional misrepresentation or criminal act or

(z) with respect to any Claim or Liability to the extent resulting from a Seller Releasee’s status as an Employee.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ASSURAMED, INC.

By: /s/ Michael B. Petras
       Name: Michael B. Petras
       Title: Chief Executive Officer

CARDINAL HEALTH, INC.

By: /s/ George Barrett
       Name: George Barrett
       Title: Chairman & CEO

MESA MERGER CORP.

By: /s/ Mark Blake
       Name: Mark Blake
       Title: Executive Vice President, Strategy & Corporate Development

CLAYTON, DUBILIER & RICE, LLC,
in its capacity as REPRESENTATIVE

By: /s/ Theresa A. Gore
       Name: Theresa A. Gore
       Title: Vice President, Treasurer and Assistant Secretary